NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held May 20, 2009
PROXY STATEMENT
SOLICITATION OF PROXIES
OUTSTANDING SHARES, VOTES REQUIRED AND PRINCIPAL HOLDERS
PROPOSAL 1
CORPORATE GOVERNANCE
COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS
DIRECTORS’ COMPENSATION AND BENEFITS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE OFFICERS OF THE REGISTRANT
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
EQUITY COMPENSATION PLANS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
FEES BILLED TO REGISTRANT BY PRICEWATERHOUSECOOPERS LLP
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS
ANNUAL REPORT
OTHER MATTERS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Section 240.14a-12

VNUS MEDICAL TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑  No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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5799 Fontanoso Way
San Jose, California, 95138

April 17, 2009

Dear VNUS Medical Technologies, Inc. Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of VNUS Medical Technologies, Inc., which will be held at 8:30 a.m. Pacific Daylight Time, on Wednesday, May 20, 2009, at our headquarters, 5799 Fontanoso Way, San Jose, California, 95138.

Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting of Stockholders and the attached Proxy Statement.

In order to ensure your representation at the meeting, please complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed postage-prepaid envelope (no postage need be affixed if mailed in the United States). Please mail the completed proxy card whether or not you plan to attend the meeting.

We look forward to seeing you at the meeting.

BRIAN E. FARLEY
President and Chief Executive Officer

San Jose, California

YOUR VOTE IS IMPORTANT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 20, 2009

The Annual Meeting of Stockholders of VNUS Medical Technologies, Inc. will be held at 8:30 a.m. Pacific Daylight Time, on Wednesday, May 20, 2009, at our headquarters, 5799 Fontanoso Way, San Jose, California, 95138 for the following purposes:

1. To elect Lori M. Robson, Ph.D., and Gregory T. Schiffman to the Board of Directors for a three-year term and until the election and qualification of their successors;

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009; and

3. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for determining those stockholders who will be entitled to notice of, and to vote at, the meeting and at any adjournments thereof is April 6, 2009.

Whether or not you plan to attend the meeting, please vote as soon as possible. You may vote by mailing a completed proxy card. A postage-prepaid envelope is enclosed for the submission of your proxy card. You may revoke a previously delivered proxy at any time prior to the meeting. If you are a stockholder of record and decide to attend the meeting and wish to revoke your proxy, you may do so automatically by voting in person at the meeting. If your shares are held by a bank, broker or other nominee, and you would like to vote in person at the meeting, you will need to obtain a legal proxy from your bank, broker or nominee and present it at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Cindee Van Vleck
Interim Secretary and
Senior Director of Human Resources

San Jose, California
April 17, 2009

5799 Fontanoso Way
San Jose, California, 95138

ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 20, 2009

PROXY STATEMENT

SOLICITATION OF PROXIES

The accompanying proxy is solicited on behalf of the Board of Directors of VNUS Medical Technologies, Inc. (the “Company”) for use at the 2009 Annual Meeting of Stockholders (the “Meeting”) to be held at our headquarters, 5799 Fontanoso Way, San Jose, California, 95138, on Wednesday, May 20, 2009 at 8:30 a.m. Pacific Daylight Time, and at any and all adjournments or postponements thereof.

All shares represented by each properly executed, unrevoked proxy received in time for the Meeting will be voted in the manner specified therein. If the manner of voting is not specified in an executed proxy received by us, the proxy will be voted FOR:

1. the election of the two nominees for election to the Board of Directors listed in this proxy; and

2. the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by a stockholder of record by:

•	delivering a written notice of revocation to our Secretary at or before the Meeting;

•	presenting to our Secretary at or before the Meeting a new proxy with a later date; or

•	attending the Meeting and voting in person.

Attendance at the Meeting will not, by itself, revoke a proxy. If your shares are held in the name of a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee. Please note that if your shares are held of record by a bank, broker or other nominee and you decide to attend and vote at the Meeting, your vote in person at the Meeting will not be effective unless you present a legal proxy, issued in your name from your bank, broker or other nominee.

We intend to mail this proxy statement and the accompanying form of proxy on or about April 17, 2009 to all stockholders entitled to vote at the Meeting. We will bear the total cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. We have retained Georgeson Shareholder Communications, Inc., professional proxy solicitors, to assist us with this proxy solicitation. We will pay the entire cost of this solicitation, which we expect to be approximately $8,500. In addition to use of the mails, proxies may be solicited by our officers, directors and regular employees personally by telephone or oral communication, none of whom will receive any compensation for these services. In accordance with Delaware law, a list of stockholders entitled to vote at the Meeting will be available at the Meeting and for 10 days prior to the Meeting at VNUS Medical Technologies, Inc., 5799 Fontanoso Way, San Jose, California, 95138 between the hours of 8:00 a.m. and 5:00 p.m. Pacific Daylight Time.

Important Notice Regarding the Availability of Proxy Materials for the Meeting to be Held on May 20, 2009:

This proxy statement, the notice of the annual meeting, a sample proxy card, and our 2008 annual report to stockholders are available at www.proxydocs.com/vnus.

OUTSTANDING SHARES, VOTES REQUIRED AND PRINCIPAL HOLDERS

Outstanding Shares and Voting Rights

At the close of business on April 6, 2009, the record date, there were 16,179,329 shares of our Common Stock, par value $0.001 per share (“Common Stock”) outstanding, held by 194 stockholders of record. Only stockholders of record of our Common Stock on April 6, 2009 will be entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. On each matter to be considered at the Meeting, each stockholder will be entitled to cast one vote for each share of our Common Stock held of record by such stockholder on April 6, 2009.

Quorum and Votes Required

In order to constitute a quorum for the conduct of business at the Meeting, a majority of the outstanding shares of Common Stock entitled to vote at the Meeting must be present or represented by proxy at the Meeting. Abstentions may be specified on all proposals except the election of directors, and will be counted as present for purposes of determining the existence of a quorum regarding the item on which the abstention is noted. Shares that are not voted by the bank, broker or other nominee who is the record holder of the shares because the bank, broker or other nominee is not instructed to vote such shares by the beneficial owner and does not have discretionary authority to vote such shares (i.e., broker non-votes) will also be counted for purposes of establishing a quorum. Under our Amended and Restated Bylaws (the “Bylaws”) and Delaware law, our directors are elected by a plurality vote. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. The nominees securing the most “FOR” votes will be elected. The ratification of our independent registered public accounting firm and all other matters properly presented at the Meeting will be decided by the affirmative vote of a majority of shares present in person or represented by proxy at the Meeting and entitled to vote on such matters. Abstentions on such proposals will have the same effect as being counted as a vote against such proposal for purposes of determining whether stockholder approval of that proposal has been obtained. Brokers have discretionary authority to vote on the election of directors and the ratification of our independent registered public accounting firm, and thus no broker non-votes are expected on these proposals. All votes will be tabulated by an inspector of elections appointed for the Meeting, who will separately tabulate affirmative and negative votes, withheld votes, abstentions, and broker non-votes and will determine whether a quorum is present.

Aside from the election of the named directors and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, our Board of Directors knows of no other matter to be presented at the Meeting. If any other matters should be presented at the Meeting upon which a vote properly may be taken, shares represented by all proxies received by us will be voted with respect thereto in accordance with the judgment of the person named as attorney-in-fact in the proxies.

Principal Holders of Outstanding Voting Securities

The following table sets forth, as of April 6, 2009, the number and percentage of the outstanding shares of Common Stock which, according to the information supplied to us, are beneficially owned by:

•	each person who, to our knowledge, is the beneficial owner of more than 5% of the outstanding Common Stock;

•	each person who is currently a director or is a nominee for election as a director;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.

Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable.

			Restricted
		Stock Options	Stock Units		Percentage of
		Exercisable	Distributable		Common
		Within 60 Days	Within 60 Days	Total	Stock
	VNUS Common	of April 6,	of April 6,	Beneficial	Beneficially
Name and Address	Stock (#)	2009 (#)(1)	2009 (#)(2)	Ownership (#)	Owned(3)

5% Holders:
Wasatch Advisors, Inc.(4)	1,576,615			1,576,615	9.74%
Entities affiliated with BlackRock, Inc.(5)	944,060			944,060	5.83%
Directors:
Brian E. Farley(6)	165,429	335,870	—	501,299	3.10%
W. James Fitzsimmons	13,250	9,000	750	23,000	*
Lori M. Robson, Ph.D.	5,250	38,000	750	44,000	*
Edward W. Unkart	5,250	58,000	750	64,000	*
Michael J. Coyle	5,250	48,000	750	54,000	*
Gregory T. Schiffman	5,250	18,000	750	24,000	*
Other Named Executive Officers:
Peter Osborne	5,945	18,750	—	24,695	*
Kirti Kamdar	4,713	22,500	—	27,213	*
Mohan Sancheti	18,112	27,854	3,750	49,716	*
Mark Saxton	13,182	11,218	1,000	25,400	*
All current executive officers and directors as a group (13 persons)	242,381	623,775	16,000	882,156	5.45%

*	Represents less than 1%

(1)	Represents shares of Common Stock that the holder may acquire upon the exercise of currently vested options or options that will become vested within 60 days after April 6, 2009.

(2)	Represents shares of Common Stock underlying restricted stock unit awards that will become vested and distributable within 60 days after April 6, 2009

(3)	The percentage of shares beneficially owned is based on 16,179,329 shares of Common Stock outstanding as of April 6, 2009. Shares of Common Stock subject to restricted stock unit awards or options which are currently vested or exercisable or which will become vested or exercisable within 60 days after April 6, 2009 are deemed to be beneficially owned by the person holding such restricted stock units or options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

(4)	This information is derived from a Schedule 13G filed by Wasatch Advisors, Inc., a Utah investment advisor, with the SEC on February 17, 2009. The address for Wasatch Advisors, Inc. is 150 Social Hall Avenue, Salt Lake City, Utah, 84111.

(5)	This information is derived from a Schedule 13G filed by affiliates of BlackRock, Inc., the parent holding company for a number of investment management subsidiaries, with the SEC on February 25, 2009, which affiliates include BlackRock Advisors, LLC; BlackRock Investment Management, LLC; and BlackRock (Channel Islands) Ltd. The principal business address for BlackRock, Inc., is 40 East 52nd Street, New York, NY 10022.

(6)	Mr. Farley is also a Named Executive Officer. Consists of 145,431 shares of Common Stock held directly by Mr. Farley, and 19,998 shares of Common Stock held by his children.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term.

The Board of Directors currently has six members, as authorized by our Bylaws. The two Class II directors, Lori M. Robson, Ph.D., and Gregory T. Schiffman, have terms of office that expire at the Meeting. Based on the recommendations of the Governance and Nominating Committee, the Board of Directors has nominated and recommends that Dr. Robson and Mr. Schiffman be re-elected to the Board of Directors as Class II directors, to hold office until the annual meeting of stockholders to be held in 2012 and until their successors have been duly elected and qualified or until their earlier death, resignation or removal. The two Class III directors, W. James Fitzsimmons and Brian E. Farley, have terms of office that expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2010. The two Class I directors, Edward W. Unkart and Michael J. Coyle, have terms of office that expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2011. It is expected that all directors will be present at the Meeting.

Unless instructed to the contrary, the shares represented by proxies will be voted FOR the election of Dr. Robson and Mr. Schiffman as directors. Should Dr. Robson or Mr. Schiffman, or either of them, become unavailable to serve, the proxies will be voted for such other person(s) as may be designated by the Board of Directors. As of the date of this Proxy Statement, the Board of Directors is not aware that either Dr. Robson or Mr. Schiffman will be unable or will decline to serve as a director.

Set forth below are descriptions of the backgrounds of each member of the Board of Directors, their principal occupations for at least the past five years and their current public company directorships.

Class II — Director Nominees for Term to Expire at the 2009 Annual Meeting:

Lori M. Robson, Ph.D., age 49, has served as a member of the Board of Directors since May 1999. Dr. Robson initially was elected by the holders of a majority of our preferred stock outstanding prior to our initial public offering pursuant to the terms of a letter agreement among the Sprout Group, Menlo Ventures, Bank of America Ventures, Bay City Capital Fund I L.P. and their affiliated entities in connection with our Series D preferred stock financing. Currently retired, from 1997 through 2004, Dr. Robson was an investment professional at Bay City Capital LLC, a private merchant bank focused on the life science industry. While at Bay City Capital, Dr. Robson also held the position of Chief Investment Officer of the firm’s North American Nutrition and Agribusiness Fund and served on the Board of Directors at Senomyx Corporation as well as several privately held life science companies. Prior to joining Bay City Capital in 1997, Dr. Robson was Manager of Licensing and Technology Acquisition in the Biotechnology Division of Bayer Corporation, a research-based healthcare, life science and chemical company. Dr. Robson holds a Ph.D. in Bacteriology from the University of Wisconsin at Madison and was a post-doctoral fellow at The Johns Hopkins University School of Medicine. Dr. Robson also holds an M.B.A. from the University of California, Berkeley, Haas School of Business.

Gregory T. Schiffman, age 51, has served as a member of the Board of Directors since April 2006. Since December 2006, Mr. Schiffman has served as Senior Vice President, Chief Financial Officer and Treasurer of Dendreon, Inc., a biopharmaceutical company. From February 2005 to December 2006, Mr. Schiffman served as Executive Vice President and Chief Financial Officer of Affymetrix, Inc., a genetic technology company. Mr. Schiffman held various other positions with Affymetrix since March 2001, including Vice President, Finance, Vice President and Chief Financial Officer and Senior Vice President. Prior to joining Affymetrix, Mr. Schiffman was the Vice President, Controller of Applied Biosystems, Inc., a life sciences company, from October 1998. From 1987 through 1998, Mr. Schiffman held various managerial and financial positions at Hewlett Packard Company, a technology company. Mr. Schiffman currently serves as a director and chairs the audit committee of Entelos, Inc., a publicly traded biopharmaceutical company, and of Nanomix, Inc., a privately held nanotechnology company. Mr. Schiffman holds a B.S. in Accounting from De Paul University and an M.B.A. from Northwestern University, J. L. Kellogg Graduate School of Management.

Class III — Term to Expire at the 2010 Annual Meeting:

W. James Fitzsimmons, age 52, has served as a member of the Board of Directors since February 1996. He has served as Chairman and Chief Executive Officer of Archus Orthopedics, Inc., a privately held spinal implant company, since April 2003. From August 2000 to March 2003, he was founder and managing director of Scout Medical Technologies LLC, a medical device incubator. From December 1999 to August 2000, Mr. Fitzsimmons pursued personal business opportunities. From 1997 to December 1999, Mr. Fitzsimmons served as Senior Vice President and General Manager of the Cardiac and Vascular Surgery Group of Guidant Corporation, a medical device company. Mr. Fitzsimmons is a member of the board of directors of several privately owned medical device companies. Mr. Fitzsimmons also is a member of the Entrepreneurship Center Advisory Board of the Albers School of Business and Economics at Seattle University. Mr. Fitzsimmons holds both a B.S. in Biology-Premedical and an M.B.A. from Seattle University.

Brian E. Farley, age 51, joined the Company in 1995 as General Manager and was our first employee. Mr. Farley has served as a member of the Board of Directors and as our President and Chief Executive Officer since January 1996. Prior to January 1996, Mr. Farley was employed in various management and executive positions in research and development, clinical research and business development by Guidant Corporation, a medical device company, and in the medical device division of Eli Lilly & Company, a diversified healthcare company. Mr. Farley currently serves on the board of directors of Entellus, a privately held medical device company. Mr. Farley holds both a B.S. in Engineering with an emphasis in Biomedical Engineering and an M.S. in Electrical Engineering from Purdue University.

Class I — Term to Expire at the 2011 Annual Meeting:

Edward W. Unkart, age 59, was appointed to the Board of Directors in October 2004. Since January 2009, Mr. Unkart has been an independent consultant. From January 2005 to December 2008, Mr. Unkart served as Vice President, Finance and Administration, Chief Financial Officer and Assistant Secretary of SurgRx, Inc., which was acquired by Johnson & Johnson in October 2008. From June 2004 through December 2004, Mr. Unkart was an independent consultant. From May 2001 until May 2004, Mr. Unkart served as Vice President of Finance and Administration, Chief Financial Officer and Assistant Secretary of Novacept, which was acquired by Cytyc Corporation in March 2004. Mr. Unkart currently serves on the board of directors and chairs the audit committee of Xtent, Inc., a publicly traded medical device company, and of Concentric Medical, Inc., a privately held medical device company. Mr. Unkart is a Certified Public Accountant and holds a B.S. in Statistics and an M.B.A. from Stanford University.

Michael J. Coyle, age 47, was appointed to the Board of Directors in July 2005. He is currently a consultant to medical device companies, private equity and venture capital firms focusing on business development opportunities and business process improvements. From February 2001 through June 2007, Mr. Coyle was president of the Cardiac Rhythm Management Division of St. Jude Medical, Inc., a medical device company specializing in the development and manufacturing of cardiovascular devices. He joined St. Jude Medical as director of Business Development in 1994 and was appointed president of the Daig Division, a specialty catheter business, in 1997. Previously, Mr. Coyle spent nine years in business and technical management positions in the medical device and pharmaceutical divisions of Eli Lilly & Company. He holds a B.S. in Chemical Engineering from Case Western Reserve University and an M.B.A. from the Wharton School of the University of Pennsylvania.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF DR. ROBSON AND MR. SCHIFFMAN AS DIRECTORS. UNLESS YOU INDICATE OTHERWISE, YOUR PROXY WILL BE VOTED “FOR” DR. ROBSON AND MR. SCHIFFMAN.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines (the “Guidelines”) to address significant corporate governance issues. The Guidelines provide a framework for corporate governance matters and include topics such as the composition and evaluation of the members of the Board of Directors and its committees. The Governance and Nominating Committee is responsible for reviewing the Guidelines, and reporting and recommending to the Board of Directors any changes to the Guidelines.

The Guidelines provide that the Board of Directors perform, on an annual basis, an analysis as to whether each member of the Board of Directors is independent. The Board of Directors has adopted the independence standards of The Nasdaq Stock Market (“Nasdaq”), and reviews all commercial and other relationships of each director and his or her family members in making its determination as to the independence of its directors. The Board of Directors has determined that Mr. Fitzsimmons, Mr. Coyle, Dr. Robson, Mr. Schiffman and Mr. Unkart each qualify as independent under the Nasdaq requirements.

The Guidelines also provide that members of the Board of Directors will make reasonable efforts to attend annual meetings of stockholders in order to provide stockholders with an opportunity to communicate with directors about issues affecting us. Mr. Farley, Mr. Fitzsimmons, Dr. Robson, Mr. Schiffman, and Mr. Unkart were in attendance at the annual meeting of our stockholders in 2008.

The Board of Directors has also adopted a Code of Business Conduct and Ethics (the “Code”) that applies to all directors, officers, employees, consultants, contractors and agents, wherever they are located, and whether they work for us on a full- or part-time basis. The Code was designed to help such directors, employees and other agents resolve ethical issues encountered in the business environment. The Code covers topics such as conflicts of interest, compliance with laws, confidentiality of Company information, encouraging the reporting of any illegal or unethical behavior, fair dealing, and use of Company assets.

You can access our Guidelines and Code, as adopted by the Board of Directors, at the Corporate Governance page under Investor Relations on our website at www.vnus.com. Information contained on our website is not incorporated by reference in, or considered to be a part of, this Proxy Statement. We may post amendments to or waivers of the provisions of the Code, if any, made with respect to any directors and employees on our website.

Process for Identifying and Evaluating Director Nominees

The Board of Directors is responsible for nominating directors for election at meetings of stockholders or to fill vacancies on the Board of Directors. The Board of Directors has delegated the selection and nomination process to the Governance and Nominating Committee, with the expectation that other members of the Board of Directors, and of management, will be requested to take part in the process as appropriate.

Procedures for Re-Nomination of a Current Director

The Governance and Nominating Committee reviews, at least annually, the performance of each current director and considers the results of such evaluation when determining whether or not to re-nominate such director for an additional term. In addition to reviewing the qualifications outlined in the “Director Qualifications” section below, in determining whether to recommend a director for re-election, the Governance and Nominating Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board of Directors. As part of this analysis, the Governance and Nominating Committee will also take into account the nature of and time involved in a director’s service on other boards or committees. Following this review, the Governance and Nominating Committee nominated and recommended that Dr. Robson and Mr. Schiffman be elected to the Board of Directors as Class II Directors.

New Candidates

Generally, the Governance and Nominating Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisers, through recommendations submitted by stockholders, or through such other methods as the Governance and Nominating Committee deems to be helpful to identify candidates. Once candidates have been identified, the Governance and Nominating Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Governance and Nominating Committee. The Governance and Nominating Committee may gather information about the candidates through interviews, detailed questionnaires regarding experience, background and independence, comprehensive background checks from a qualified company of its choosing, or any other means that the Governance and Nominating Committee deems to be helpful in the evaluation process.

An initial reviewing member of the Governance and Nominating Committee will make a preliminary determination regarding whether a potential candidate is qualified to fill a vacancy or satisfy a particular need. If so, the full Governance and Nominating Committee will make an investigation and interview the potential candidate, as necessary, to make an informed final determination. The Governance and Nominating Committee will meet as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board of Directors. The policy of the Governance and Nominating Committee is that there be no difference in the manner by which it evaluates director nominees, whether nominated by management, by a member of the Board of Directors or by a stockholder. Based on the results of the evaluation process, the Governance and Nominating Committee recommends candidates for the Board of Director’s approval as director nominees for election to the Board of Directors. The Governance and Nominating Committee also recommends candidates for the Board of Director’s appointment to the committees of the Board of Directors.

Director Qualifications

The Governance and Nominating Committee is responsible for reviewing with the Board of Directors from time to time the appropriate qualities, skills and characteristics desired of members of the Board of Directors in the context of the needs of the business and current make-up of the Board of Directors. In evaluating the suitability of individual candidates (both new candidates and current members of the Board of Directors), the Governance and Nominating Committee, in nominating candidates for election, or the Board of Directors, in approving (and, in the case of vacancies, appointing) such candidates, take into account many factors, including:

•	the ability of a candidate to make independent analytical inquiries;

•	the candidate’s general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment;

•	the candidate’s experience in the medical device industry and with relevant social policy concerns;

•	the candidate’s understanding of our business on a technical level; and

•	the candidate’s other board service and educational and professional background.

Each candidate nominee must also possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. A candidate must also have substantial or significant business or professional experience or an understanding of life sciences, finance, marketing, financial reporting, international business or other disciplines relevant to our business.

The Board of Directors evaluates each individual in the context of the Board of Directors as a whole, with the objective of assembling a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Procedures for Recommendation of Director Nominees by Stockholders

The Governance and Nominating Committee will consider director candidates who are recommended by our stockholders. Stockholders, in submitting recommendations to the Governance and Nominating Committee for director candidates, must comply with our Bylaws as well as the procedures established by the Governance and

Nominating Committee, which provide that the person or group submitting the recommendation must provide the Governance and Nominating Committee with a notice that sets forth:

•	all information relating to each nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	information regarding the relationship between the recommending stockholder or recommending stockholder group and the nominee;

•	whether the nominee or any immediate family member of the nominee has, during the year of the nomination or the preceding three fiscal years, accepted directly or indirectly certain consulting, advisory, or other compensatory fees from the recommending stockholder or any member of the group of recommending stockholders or any affiliate of any such holder or member;

•	such information as may be reasonably required to determine whether the nominee is qualified to serve on the Audit Committee of the Board of Directors;

•	such information as may be reasonably required to determine whether the nominee complies with the standards of independence established by Nasdaq;

•	each nominee’s written consent to being named in a proxy statement as a nominee and to serving as a director if elected;

•	the name and address of the recommending stockholder or recommending stockholder group giving the notice (and the beneficial owner, if any, on whose behalf the nomination is made);

•	the class and number of shares of our capital stock that are owned beneficially and of record by such recommending stockholder or recommending stockholder group (and such beneficial owner, if applicable);

•	a representation that the recommending stockholder or members of the recommending stockholder group are holders of record of our stock entitled to vote at such meeting and intend to appear in person or by proxy at the meeting to propose such nomination; and

•	a representation whether the recommending stockholder or recommending stockholder group (or such beneficial owner, if any), intends to solicit proxies from stockholders in support of such nomination.

We may request from the recommending stockholder or recommending stockholder group such other information as may reasonably be required to determine whether each person recommended by a stockholder or stockholder group as a nominee meets the minimum director qualifications established by the Board of Directors and to enable us to make appropriate disclosures to stockholders entitled to vote in the next election of directors. Nominees are required to make themselves reasonably available to be interviewed by the Governance and Nominating Committee and members of management, as determined appropriate by the Governance and Nominating Committee. We will not accept a stockholder recommendation for a nominee if the recommended candidate’s candidacy or, if elected, Board of Directors membership, would violate applicable state law, federal law or the rules of any exchange or market on which our securities are listed or traded.

Notices should be directed to the attention of the Interim Secretary and Senior Director of Human Resources, VNUS Medical Technologies, Inc., 5799 Fontanoso Way, San Jose, California, 95138.

Communications with the Board of Directors

We provide a process for stockholders to send communications to the Board of Directors, the non-management members as a group, or any of the directors individually. Stockholders may contact any of the directors, including the non-management directors, by writing to them c/o the Interim Secretary and Senior Director of Human Resources, VNUS Medical Technologies, Inc., 5799 Fontanoso Way, San Jose, California, 95138, or by emailing them at boardofdirectors@vnus.com. All communications will be compiled by our Interim Secretary and Senior Director of Human Resources, and submitted to the Board of Directors or the individual directors, as applicable, on a periodic basis.

Communications from our officers or directors and proposals submitted by stockholders to be included in our definitive proxy statement, pursuant to Rule 14a-8 of the Exchange Act (and related communications), will not be viewed as a stockholder communications. Communications from our employees or agents will be viewed as stockholder communications only if such communications are made solely in such employee’s or agent’s capacity as a stockholder.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors held 11 meetings during 2008. All directors attended at least 85% of the aggregate number of meetings of the Board of Directors and committees of the Board of Directors, as applicable. Each director is expected to attend meetings of the Board of Directors and all committees on which the director sits. A director who is unable to attend a meeting is expected to notify the Chairman of the Board of Directors or the Chairman of the appropriate committee in advance of such meeting, and, whenever possible, participate in such meeting via teleconference. In addition, the Board of Directors expects that directors will make reasonable efforts to attend annual meetings of stockholders.

On July 10, 2008, Kathleen D. LaPorte resigned from our Board of Directors. She had served on our Board of Directors since April 1997 and was a member of the Compensation Committee.

The Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Each committee of the Board of Directors has a charter that has been assessed and approved by the Board of Directors. Each committee reviews the appropriateness of its charter at least annually. The charters of these committees are available at the Corporate Governance page under Investor Relations on our website at www.vnus.com.

Audit Committee

The Audit Committee currently consists of Mr. Unkart, Dr. Robson and Mr. Schiffman, with Mr. Unkart serving as the Chairman. Each of Mr. Unkart, Dr. Robson and Mr. Schiffman is an independent member of the Board of Directors as defined by, and meets the other requirements for service on the Audit Committee set forth in, the listing standards of Nasdaq and applicable Securities and Exchange Commission (“SEC”) rules. The Board of Directors has determined that Mr. Unkart and Mr. Schiffman are audit committee financial experts (as is currently defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002) and meet the financial sophistication requirements of the Nasdaq listing standards. The Audit Committee held 13 meetings during the year ended December 31, 2008, with all of the members of the Committee in attendance at each meeting. The responsibilities of the Audit Committee include:

•	meeting with our management periodically to consider management’s analysis of the adequacy of our internal controls and the objectivity of our financial reporting;

•	appointing the independent registered public accounting firm, determining the compensation of the independent registered public accounting firm and pre-approving the engagement of the independent registered public accounting firm for audit and non-audit services;

•	overseeing the independent registered public accounting firm, including reviewing independence and quality control procedures and experience and qualifications of audit personnel that are providing audit services;

•	meeting with the independent registered public accounting firm and reviewing the scope and significant findings of the audits performed by them, and meeting with management and internal financial personnel regarding these matters;

•	reviewing our financing plans, management’s analysis of the adequacy and sufficiency of financial and accounting controls, practices and procedures, the activities and recommendations of the auditors and our reporting policies and practices, and reporting recommendations to the full Board of Directors for approval;

•	establishing procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the reports required by the SEC rules to be included in our annual proxy statement.

The Audit Committee Charter is available on the internet at http://ir.vnus.com/directors.cfm.

Compensation Committee

The Compensation Committee currently consists of Mr. Fitzsimmons, Mr. Coyle, and Mr. Unkart (who replaced Ms. LaPorte in August 2008), with Mr. Fitzsimmons serving as the Chairman. Each of Mr. Fitzsimmons, Mr. Coyle, and Mr. Unkart, is an independent member of the Board of Directors as defined by the Nasdaq listing standards. The Compensation Committee held seven meetings during the year ended December 31, 2008, and each member of the Compensation Committee attended at least 85% of the total meetings of the Committee held when he or she was a member. The responsibilities of the Compensation Committee include:

•	designing and approving (in consultation with management and the Board of Directors) overall employee compensation policies and recommending to the Board of Directors major compensation programs;

•	reviewing and approving the compensation of our Chief Executive Officer and other corporate officers, including salary, performance-based cash bonus and equity awards; and

•	producing an annual Compensation Disclosure and Analysis report on executive compensation for inclusion in our proxy materials in accordance with applicable rules and regulations.

The Compensation Committee Charter is available on the internet at http://ir.vnus.com/directors.cfm.

Governance and Nominating Committee

The Governance and Nominating Committee currently consists of Mr. Coyle, Mr. Fitzsimmons and Dr. Robson, with Mr. Coyle serving as the Chairman. Each of Mr. Fitzsimmons, Mr. Coyle and Dr. Robson are independent as defined by the Nasdaq listing standards. The Governance and Nominating Committee met twice during the year ended December 31, 2008, with all members of the Committee in attendance at each meeting. The responsibilities of the Governance and Nominating Committee include:

•	selecting or recommending qualified candidates for election to the Board of Directors and appointment to the Committees of the Board of Directors;

•	evaluating and reviewing the performance of existing directors;

•	making recommendations to the Board of Directors regarding governance matters, including our Certificate of Incorporation, Bylaws and Charters of the Committees of the Board of Directors; and

•	developing and recommending to the Board of Directors applicable governance and nominating guidelines.

The Charter of the Governance and Nominating Committee is available on the internet at
http://www.vnus.com/directors.cfm.

Compensation Committee Interlocks and Insider Participation

Mr. Fitzsimmons and Mr. Coyle served as the members of the Compensation Committee for the entire year ended December 31, 2008. Ms. LaPorte served as a member of the Committee until her resignation from the Board of Directors in July 2008. Mr. Unkart replaced Ms. LaPorte on the Compensation Committee in August 2008. No member of the Compensation Committee has at any time served as an officer or been otherwise employed by us. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has executive officers who have served on our Board of Directors or Compensation Committee.

DIRECTORS’ COMPENSATION AND BENEFITS

Effective January 1, 2008, each non-employee director is paid a $25,000 annual retainer, with the exception of the Chair of the Board, who is paid an annual retainer of $35,000. The Chair of the Audit Committee is paid an additional annual retainer of $14,000 and the other Audit Committee members are paid an additional annual retainer of $6,000. The Chair of the Compensation Committee is paid an additional annual retainer of $8,000 and the other Compensation Committee members are paid an additional annual retainer of $4,000. The Chair of the Governance and Nominating Committee is paid an additional $4,000 annual retainer and the other Governance and Nominating Committee members are paid an additional $2,000 annual retainer. All of the foregoing annual retainers are paid in quarterly installments.

In addition, effective January 1, 2008, each new non-employee director is granted an initial option upon appointment or election to the Board of Directors to purchase 18,000 shares of Common Stock and an initial grant of 6,000 restricted stock units, which vest in three (3) equal, yearly installments so that the option and restricted stock units are fully vested three (3) years after the grant date. Each non-employee director is also automatically granted an option to purchase 9,000 shares of our Common Stock as well as 3,000 restricted stock units at each annual meeting of stockholders as of which such director continues to serve that is at least six months after their initial option and restricted stock unit grant, which vest in four (4), equal, consecutive, quarterly installments so that such options and restricted stock units are fully vested one (1) year after the grant date.

In March 2009, the Compensation Committee recommended changing the Board’s cash compensation to bring it up to the 50th percentile of the peer reference group used as a market check for executive compensation. Effective January 1, 2009, each non-employee director is paid a $30,000 annual retainer, with the exception of the Chair of the Board, who is paid an annual retainer of $42,000. The Chair of the Audit Committee is paid an additional annual retainer of $20,000 and the other Audit Committee members are paid an additional annual retainer of $10,000. The Chair of the Compensation Committee is paid an additional annual retainer of $13,000 and the other Compensation Committee members are paid an additional annual retainer of $7,000. The Chair of the Governance and Nominating Committee is paid an additional $5,000 annual retainer and the other Governance and Nominating Committee members are paid an additional $3,000 annual retainer. All of the foregoing annual retainers are paid in quarterly installments.

In March 2009, the Board amended their stock granting guidelines to reflect the Compensation Committee’s decision to grant only restricted stock units on an annual basis and to grant a mix of options and restricted stock units for the initial appointment or election of a Board Member. Effective January 1, 2009, each new non-employee director is granted an initial option upon appointment or election to the Board of Directors to purchase 9,000 shares of Common Stock and an initial grant of 3,000 restricted stock units, which vest in three (3) equal, yearly installments so that the option and restricted stock units are fully vested three (3) years after the grant date. Each non-employee director is also automatically granted 5,000 restricted stock units at each annual meeting of stockholders as of which such director continues to serve that is at least six months after their initial option and restricted stock unit grant, which vest in four (4), equal, consecutive, quarterly installments so that such restricted stock units are fully vested one (1) year after the grant date.

The following table sets forth the retainer and other cash fees received by the non-employee directors during 2008, as well as the total equity compensation received by the non-employee directors in 2008.

Director Compensation for Fiscal Year 2008

	Fees	Restricted
	Earned or	Stock Unit	Option
	Paid in	Awards	Awards
Name	Cash $	(1)(2)(3) $	(1)(2)(3) $	Total $

W. James Fitzsimmons	$45,000	44,997	93,809	$183,806
Kathleen D. LaPorte	$14,500	23,448	52,242	$90,190
Lori M. Robson	$33,000	44,997	93,809	$171,806
Edward W. Unkart	$40,000	44,997	93,809	$178,806
Michael J. Coyle	$33,000	44,997	93,809	$171,806
Gregory T. Schiffman	$31,000	44,997	93,809	$169,806

(1)	The amounts in this column are calculated using the same valuation methodology the Company uses for financial reporting purposes in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (R), “Share Based Payment,” (“SFAS No. 123(R)”). The impact of estimated forfeitures related to service-based vesting is not included in this calculation, in accordance with SEC rules. As a result, these amounts do not reflect the amount of compensation actually received by the directors during the fiscal year.

(2)	Aggregate number of shares outstanding at December 31, 2008 of

	RSU	Option
	Awards	Awards

W. James Fitzsimmons	1,500	9,000
Kathleen D. LaPorte	—	—
Lori M. Robson	1,500	38,000
Edward W. Unkart	1,500	58,000
Michael J. Coyle	1,500	48,000
Gregory T. Schiffman	1,500	18,000

(3)	The grant date fair value of the equity instruments granted during the fiscal year ending December 31, 2008,

	RSU	Option
	Awards	Awards

W. James Fitzsimmons	$51,150	$98,667
Kathleen D. LaPorte	$51,150	$98,667
Lori M. Robson	$51,150	$98,667
Edward W. Unkart	$51,150	$98,667
Michael J. Coyle	$51,150	$98,667
Gregory T. Schiffman	$51,150	$98,667

Directors who also are our employees do not receive any fees for their service as a director.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms received with respect to the fiscal year 2008 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more than 10% of our Common Stock have complied with the reporting requirements of Section 16(a).

EXECUTIVE OFFICERS OF THE REGISTRANT

Set forth below are descriptions of the backgrounds of each of our executive officers, including their principal occupations for at least the past five years:

Name	Age	Position

Brian E. Farley	51	President and Chief Executive Officer
Peter Osborne	52	Chief Financial Officer and Vice President, Finance and Administration and Treasurer
William A. Franklin, Jr.	63	Vice President, Regulatory Affairs and Quality Assurance
Mohan F. Sancheti	45	Senior Vice President, Manufacturing
Kirti Kamdar	48	Senior Vice President, Research and Development
Donald Todd	56	Vice President, Marketing
Guido Smeets, M.D.	51	Chief Medical Officer and Vice President, Clinical Research
Mark S. Saxton	44	Vice President, U.S. Sales

Brian E. Farley joined the Company in 1995 as General Manager and was the first employee. Mr. Farley has served as a member of the Board of Directors and as our President and Chief Executive Officer since January 1996. Prior to January 1996, Mr. Farley was employed in various management and executive positions in research and development, clinical research and business development by Guidant Corporation, a medical device company, and in the medical device division of Eli Lilly & Company, a diversified healthcare company. Mr. Farley currently serves on the board of directors of Entellus, a privately held medical device company. Mr. Farley holds both a B.S. in Engineering with an emphasis in Biomedical Engineering and an M.S. in Electrical Engineering from Purdue University.

Peter Osborne joined the Company in January 2008 as Chief Financial Officer, Vice President of Finance and Administration, and Treasurer. Over various periods from September 2003 to January 2008, Mr. Osborne was an independent financial consultant serving as an interim Chief Financial Officer for VNUS Medical Technologies, as the acting Director of Corporate Finance for Sanmina-SCI, as the Chief Financial Officer at Optillion AB, and as the Chief Financial Officer at Neopolitan Networks. From October 2005 through February 2007, he also served as the Global Revenue Controller at Mercury Interactive/HP. From September 2000 to February 2007, he served as the Chief Financial Officer at WorldChain, Inc. From January 1981 through September 2000, Mr. Osborne served with Deloitte & Touche LLP in various positions; acting as a Partner-in-Charge of their E-Business Practice from May 1996 through September 2000. Mr. Osborne is a Certified Public Accountant and holds both a B.S. in Operations Research and a Bachelor of Commerce in finance and statistics from the University of Cape Town in Cape Town South Africa, as well as having completed the Stanford University Executive Institute Program sponsored by the American Electronics Association.

Kirti Kamdar joined the Company in December 2007 as Senior Vice President of Research and Development. From November 2003 to November 2007, Mr. Kamdar served first as a Vice President of R&D and then as a Senior Vice President at Cardiac Dimensions, Inc. From November 1998 to October 2003, Mr. Kamdar served as Vice President of R&D and as the Vice President of R&D/Manufacturing for Vascular Architects, Inc. From August 1996 to November 1998, Mr. Kamdar served as the Vice President of R&D and the Vice President of Manufacturing at SOMNUS Medical Technologies. Prior to 1995, Mr. Kamdar served in various management and executive positions in the Research and Development and Engineering departments at Guided Medical Systems, Cardiac Pathways Corporation, Mallinckrodt Medical, Inc., C.R. Bard, Inc., a medical device company, and at Advanced Cardiovascular Systems. Mr. Kamdar holds a B.S. in Chemistry from Gujarat University, India, an M.S. in Polymer Engineering and Science from New Jersey Institute of Technology, and an Executive MBA from the University of Houston.

William A. Franklin, Jr. joined the Company in April 2007 as Vice President, Regulatory Affairs and Quality Assurance. From January 2007 to March 2007, Mr. Franklin was not employed. From April 2004 to December 2006, Mr. Franklin served as Vice President, Operations at IsoTis OrthoBiologics, Inc., a manufacturer of bone graft materials. From August 2002 to April 2004, Mr. Franklin was a consultant to medical device companies in the quality and regulatory areas. From 2001 to August 2002, Mr. Franklin served as Vice President, Manufacturing, Quality and Regulatory Affairs of Artecel Sciences, Inc., a biotechnology company. From 1994 to 2000, Mr. Franklin served as Vice President, Operations, and from 1992 to 1994 as Vice President, Quality Assurance and Regulatory Affairs, at Interpore Cross International, Inc., a medical device company. Mr. Franklin holds a B.S. in Microbiology from California State University at Long Beach.

Mohan F. Sancheti joined the Company in April 2006 as its Vice President of Manufacturing and in January of 2009 was promoted to its Senior Vice President of Manufacturing. From May 1998 to April 2006, Mr. Sancheti was employed by W.L. Gore and Associates in its Medical Products Division, serving from April 2005 to April 2006, as Director of Engineering; from April 2003 to March 2005, as Director of Manufacturing; from September 2001 to March 2003, as Senior Project Manager, Engineering and Manufacturing; from May 1999 to August 2001 as Senior Manufacturing Manager; and from May 1998 to April 1999, as Manufacturing Engineering Manager. Mr. Sancheti holds a B.S. degree in Mechanical Engineering from Birla Institute of Technology and Science, India and a M.S. degree in Manufacturing Engineering from the University of Massachusetts.

Donald Todd joined the Company in May 2008 as its Vice President of Marketing. From October 2005 through May 2008, Mr. Todd was employed by IRIDEX Corporation as their Senior Vice President of Marketing. From January 2004 through October 2005, Mr. Todd served as Vice President of Sales and Marketing for Cardiac Surgery with the Sorin Group North America. From July 2001 through September 2003, Mr. Todd was employed as an Executive Vice President for Venetec International. From January 1993 through June 2001 Mr. Todd served as Senior General Manager of Sales and Marketing for Terumo Medical Corporation. From June 1989 to December 1992, Mr. Todd was employed as the Director of Marketing and Equipment for Iolab Corporation, a Division of Johnson & Johnson. From June 1981 through June 1989, Mr. Todd served in various positions for CooperVision/Alcon including as an International Marketing Manager, a Product Manager, a Regional Sales Manager, and a Sales Representative. Prior to joining CooperVision/Alcon, Mr. Todd began his career as a Medical Sales Representative, a Local Sales Representative, and a Trainer and Sales Specialist. Mr. Todd holds a B.A. in Business Administration from Colorado State University.

Guido E. Smeets, M.D. joined the Company in October 2008 as its Vice President of Clinical Research and Chief Medical Officer. From November 2007 through July 2008, Dr. Smeets was employed as Head of Clinical Affairs for Pelikan Technologies in Palo Alto, CA. From March 2006 through June 2007, Dr. Smeets served as the Vice President of Clinical Development for Ilypsa in Santa Clara, CA. From February 2001 through February 2006, Dr. Smeets was employed as the Vice President of Research & Development and the Vice President of Clinical Development for GMP Companies in Fort Lauderdale, FL. Dr. Smeets was employed as Associate Director of Clinical Research for Mallinckrodt in St. Louis, MO from December 1996 to October 2000, and from September 1992 through November 1996 as Manager of the Medical Business Team in Marketing and Associate Director of Clinical Research in The Netherlands. From August 1991 through August 1992, Dr. Smeets was employed as a Product Specialist in Sales by Johnson & Johnson (Cilag) in Brussels, Belgium. From March 1988 through August 1989, Dr. Smeets served as a Resident in Obstetrics and Gynecology in The Netherlands. Dr. Smeets holds a Doctor of Medicine from Utrecht University, School of Medicine and a MBA from the Erasmus University, Rotterdam School of Management, both in The Netherlands.

Mark S. Saxton joined the Company in March 2001 as Territory Sales Manager. Mr. Saxton was promoted to Midwest Regional Sales Manager in April 2002, Regional Sales Director in May 2005 and Director of Sales in July 2005. In April 2007, Mr. Saxton was appointed Vice President, U.S. Sales. From 1999 to March 2001, Mr. Saxton served as a sales trainer and sales representative at InnerDyne Medical, Inc., a medical device company. From 1993 to 1999, Mr. Saxton held various sales positions at PMT Corporation, Plastic Surgery Division, a medical device company, including National Sales Manager. Mr. Saxton holds a B.A. degree in business administration from Western Michigan University.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Named Executive Officers for 2008

Our Named Executive Officers, or NEOs, for 2008 are:

•	Brian E. Farley, Chief Executive Officer and President;

•	Peter Osborne, Chief Financial Officer, Vice President of Finance and Administration, and Treasurer;

•	Kirti Kamdar, Senior Vice President of Research and Development;

•	Mohan Sancheti, Senior Vice President, Manufacturing; and

•	Mark Saxton, Vice President, U.S. Sales.

Executive Compensation Philosophy and Objectives

We believe that compensation paid to all executive officers, including NEOs, should be based on and aligned with our Company’s performance. Executive compensation is linked to measurable results intended to create value for our stockholders and avoid excessive risk. The Compensation Committee’s (the “Committee”) executive compensation philosophy embraces four core objectives:

•	Market Driven: Provide competitive compensation to attract, motivate and retain superior talent;

•	Performance-Based: Reward team and individual success tied to overall Company performance;

•	Equitable: Ensure that rewards are internally and externally equitable; and

•	Values-Oriented: Reinforce a commitment to our values.

Our goal is to attract, motivate and retain highly capable and talented executives by providing competitive compensation in a cost-effective manner that rewards our Company’s successful performance, as well as each executive’s contribution to that success. Our compensation practices reflect the Committee’s overarching belief that executive pay should fundamentally be performance-based, fair, competitive, reasonable, and appropriate. The Committee approaches our executive compensation objectives through four key components:

•	Base Salary: Competitive with peer companies used for a reference point, targeting the 50th percentile, but allowing for adjustment of target upon taking into account company performance relative to peer reference companies. The target may be adjusted when taking the following measurements into account:

•	company strategic and operational performance relative to our peer reference companies;

•	individual officer contributions and performance evaluation;

•	officer’s job scope and responsibilities;

•	experience and background;

•	criticality to the organization;

•	unique skills;

•	demand in the labor market;

•	retention concerns;

•	development and succession plans;

•	recommendations from the Chief Executive Officer (with the exception of his own compensation); and

•	internal and external equity.

•	Performance-Based Cash Bonus: Rewards should be performance-based, focused on achieving company financial objectives (revenue and profitability), departmental objectives, and individual objectives. The performance-based cash bonus component positions us, on average, at the 63rd percentile at target achievement compared to our peer group for a cash bonus. In 2008, the specific corporate performance goals were based on revenue and profitability objectives that are directly linked to creating value for shareholders and do not encourage excessive risk taking.

•	Total Cash Compensation: At 100% achievement of objectives, total cash compensation is positioned, on average, at the 49th percentile of peer companies.

•	Equity: Equity awards align shareholder and executive/employee interests. The Committee grants long-term equity compensation to the executive officers in the form of time-based restricted stock units and contingent performance-based restricted stock unit awards. Vesting of the contingent performance-based restricted stock units is conditional upon achievement of company revenue and profitability objectives based on the Board-approved Annual Operating Plan. If the goals associated with these contingent performance-based restricted stock unit grants are achieved, the combined long-term incentive compensation grants are targeted at, on average, the 67th percentile of peer benchmark companies. Meaningful equity opportunities should be provided to those executives most responsible for driving results. Actual awards will reflect:

•	each individual officer’s job scope, responsibilities, experience, and background;

•	retention objectives and retention power of unvested equity;

•	total potential ownership levels;

•	criticality to the organization;

•	unique skills;

•	individual performance and contributions to the company;

•	demand in the labor market;

•	long-term succession plans/development plans;

•	overall Company strategic and operational performance;

•	relative levels of equity incentives among the officers;

•	recommendations from the Chief Executive Officer (for all NEOs apart from himself);

•	Chief Executive Officer’s performance evaluation and Board feedback; and

•	market competitive data analysis developed by Compensia.

Our executive officers, including NEOs, are key drivers of VNUS’ business strategy and overall Company performance. As such, retention of these individuals enhance our ability to execute well in our marketplace.

Executive Compensation Process

Overview

The Committee has the primary authority to set the compensation of executive officers. In December 2007, the Committee retained a third-party compensation consultant, Compensia Inc., to review our executive compensation programs. The Committee requested that Compensia perform a compensation analysis for each of our executive officers covering all components of compensation. Compensia issued its report containing an executive compensation assessment and a pay-for-performance analysis in January 2008 at the request of the Committee. The consultant reviewed their findings with the Committee when they met in January 2008 and again in March 2008 to consider the conclusions and recommendations, and to authorize appropriate compensation actions for the executive officers. Compensia reported directly to the Committee and its services directly related to executive compensation.

Peer Reference Group

The Compensia report included a review and analysis of base salary, variable performance-based compensation, long-term equity incentives, total compensation, and total cash compensation for each executive officer at the time of the report. The report compared these compensation components separately and in the aggregate to the compensation for comparable positions of 18 public companies that the Company considers its “peer reference group” for the 2008 analysis. In comparing relative performance of the Company with its peer group, the Committee reflected on revenue growth, net income growth, stock price growth, revenue and market capitalization per employee, cost of management, and return on management. The Company’s peer reference group consists of companies that:

•	compete in the marketplace with the Company for executive talent;

•	compete in the marketplace with the Company for capital;

•	compete in the marketplace with the Company for customers;

•	are less than $305 million in annual revenues; and

•	are those companies that are of similar size and complexity in their organizational characteristics:

•	headcount (employees at fiscal year end)

•	market capitalization

•	market cap as a multiple of revenue

The following companies met the criteria established by the Committee and were the peer reference group for 2008 (the “peer group”)

	Last Four
	Quarters			Market	Market Cap
	Revenue	Headcount	Stock	Cap	as a Multiple
Company	(MM)	at FYE	Price	($MM)	of Revenue

Abaxis	$93.0	265	$37.15	$799.7	8.6	x
Abiomed	$52.2	324	$14.69	$477.8	9.2	x
Angiodynamics	$129.5	530	$19.71	$475.2	3.7	x
Arthrocare Corp.	$301.6	881	$47.64	$1,330.0	4.4	x
Aspect Medical Systems	$97.4	288	$13.91	$237.1	2.4	x
Atrion Corporation	$88.9	486	$132.01	$251.1	2.8	x
Biosphere Medical	$26.5	83	$4.96	$89.3	3.4	x
Candela Corporation	$150.6	386	$4.85	$112.2	.7	x
Cerus Corporation	$27.1	124	$6.83	$218.6	8.1	x
Conceptus	$58.8	181	$16.27	$481.10	8.2	x
Cutera	$105.8	221	$14.06	$178.4	1.7	x
Cyberonics	$121.1	547	$13.09	$357.8	3.0	x
I-Flow Corporation	$109.1	500	$16.17	$401.4	3.7	x
Palomar Medical Tech.	$135.1	225	$15.01	$274.6	2.0	x
Staar Surgical Company	$58.7	284	$2.50	$73.5	1.3	x
Thermage	$61.3	154	$4.70	$110.2	1.8	x
Vascular Solutions	$50.0	210	$6.06	$93.9	1.9	x
Volcano Corporation	$120.1	505	$13.78	$645.0	5.4	x

50th Percentile	$95.2	286	$13.99	$262.9	3.2	x

VNUS Medical	$70.9	312	$14.85	$231.9	3.3	x

Comparative Framework

Total compensation for each executive officer is determined based on internal and external equity of compensation for each position, as well as individual experience and education; the individual executive’s performance and contributions to the Company over the review period and over time; and the annual performance of the Company. For 2008, the Committee’s compensation philosophy was to target the executives’ base salaries and total cash compensation near or above the 50th percentile of this comparative framework or peer group when the company met 100% of its objectives.

The Committee recognized, however, that compensating at the 50th percentile of the peer group may occur in steps, over one or more review periods. The Committee also believes that to motivate and retain the best talent among our executive officers, it may be necessary to set total compensation with executive officers that deviates from the general philosophy of targeting the 50th percentile of the peer group.

The Committee determined that, overall, the total target cash compensation and total direct compensation for the Company’s executive officers fell below the targeted level. In general, Compensia found that base salaries for the executive officers fell below the 25th percentile of the peer group. Actual total cash compensation, consisting of base salary and actual performance-based cash bonus compensation paid for 2007, approximated the 25th percentile of the peer group for all executive officers, in large part due to lower than median base salaries. Compensia also reported that long-term incentives and total direct compensation for most executives fell approximately in the 50th percentile range. The Committee considered the equity profile of each executive in terms of vested and unvested value, as part of its analysis in determining long-term equity awards.

The Committee re-evaluates total compensation, its components, and the balance between equity and cash compensation for executive officers on a yearly basis. We analyzed peer group pay rates at least annually using the most directly relevant published survey sources available, including surveys from Top Five Executive Pay in the Medical Device Industry, the Radford Executive Compensation Survey for life science companies between 150 and 499 employees, and a Compensia proprietary executive compensation survey for medical device companies with less than $500 million in annual revenues.

The Committee uses a practice of granting a mix of stock options and time-based restricted stock units in 2008 for newly hired executive officers, and of granting time-based restricted stock units and contingent performance-based restricted stock unit awards during its annual executive compensation review. The Committee allocates total compensation between cash and equity compensation after taking into consideration paying for performance and benchmarking to the peer group. The Committee also considers the financial performance of the peer group companies, and evaluates the Company’s comparative performance within its peer group when determining executive compensation. The Committee reevaluates total compensation, its components and the balance between equity and cash compensation for executive officers on a yearly basis.

Executive Performance Evaluations

The Chief Executive Officer provides the Committee with a written evaluation of each executive’s performance and contributions to the Company during the time period being assessed. Each executive officer participates in an annual performance evaluation process with the Chief Executive Officer to provide their personal assessment about their own performance during the time period being reviewed. Each executive’s performance is in part evaluated based on feedback from peers, direct reports, their self-assessment, and the judgment of their performance by the Chief Executive Officer. The Committee considers each executive’s contributions and performance evaluation when making their compensation decisions.

With respect to the performance of the Chief Executive Officer, the Committee solicits written feedback on performance from all members of the Board of Directors, from each executive officer of the Company, from other direct reports to the Chief Executive Officer, and from the Chief Executive Officer who provides a self-assessment. The Chief Executive Officer participates in an annual performance evaluation with the Chair of the Committee, who is also the Chairman of the Board. The Committee considers all of the above when making their compensation decisions for the Chief Executive Officer.

Compensation Decisions for 2008

Base Salary

The Committee reviews officer salaries annually. For this purpose, the Committee considers the peer group data developed by Compensia (as described above) that showed that in 2007 base salaries for the executive officers were below the 25th percentile and were, on average, 77% of the peer group’s 50th percentile. Other factors included in the base salary decisions are:

•	company strategic and operational performance relative to our peer reference companies;

•	individual officer contributions and performance evaluation;

•	officer’s job scope and responsibilities;

•	experience and background;

•	criticality to the organization;

•	unique skills;

•	demand in the labor market;

•	retention concerns;

•	development and succession plans;

•	recommendations from the Chief Executive Officer (with the exception of his own compensation); and

•	internal and external equity.

When base salaries are decided, all components of compensation for the Named Executive Officers are taken into consideration.

On January 31, 2008, the Committee authorized and approved salary increases for the officers effective as of January 1, 2008. Salary increases for the executive officers, other than the Chief Executive Officer, varied by officer and ranged from 5% to 7%, and resulted in the executives’ base salaries generally positioned at or between the 25th and 50th market percentile of base salaries paid by the peer group companies for comparable positions. In the case of Mr. Sancheti, an additional adjustment to salary of approximately 3% was made in recognition of his performance and contributions to the Company, and to position his base salary more competitively relative to the peer group.

The Committee followed the same philosophy, process, and parameters described above in determining compensation for Brian E. Farley, the Company’s Chief Executive Officer. In addition, the Committee considered all components of the CEO’s compensation package, the Company’s performance versus the approved Operating Plan, the relative levels of pay among the officers, and the results of the CEO’s performance evaluation process.

Compensia advised that Mr. Farley’s base salary for 2007 was below the 25th percentile of our peer group. As a result, in January 2008, the Committee established Mr. Farley’s 2008 base salary at $421,200, with approximately a 7% merit increase over his 2007 base salary. Since Mr. Farley is critical to the organization, and in recognition of his individual and Company performance, the Committee made an additional adjustment to his base salary of approximately 3% to provide a base salary at a more competitive level. The resulting base salary continued to place him below, but near the 50th percentile for then current salaries for Chief Executive Officers of the peer group.

The 2008 base salaries approved by the Committee on January 31, 2008 were as follows for all NEOs:

Named Executive Officer	Title	2008 Base Salary

Brian E. Farley	President and Chief Executive Officer	$421,200
Peter Osborne(1)	Chief/Principal Financial Officer, VP, and Treasurer	$280,000
Kirti Kamdar	Senior Vice President, Research & Development	$255,000
Mohan Sancheti	Senior Vice President, Manufacturing	$225,234
Mark Saxton	Vice President of U.S. Sales	$187,250

(1)	Peter Osborne joined the company in January 2008 and the base salary reported is per his employment offer.

Performance-Based Cash Bonus Compensation

In January 2008, the Committee established the 2008 performance-based cash bonus compensation program (bonus program).

The annual performance-based cash bonus compensation program is an important component of the Company’s total compensation and benefit packages. The design of the Company’s annual executive cash bonus compensation program rewards achievement at specified levels of the Company’s financial performance as well as individual performance.

The Committee and management emphasize pay-for-performance in all components of compensation, making adjustments to target annual cash bonuses based on comparison to peer companies and total overall cash compensation objectives. In light of the results contained in the consultant’s report regarding the executive officers’ total cash compensation to the peer group, the Committee determined that it was appropriate to increase the variable cash compensation target for NEOs, other than the Chief Executive Officer and the Vice President of U.S. Sales, from 35% to 40% with overachievement capped at 45%. At 100% achievement of objectives, this would position total cash compensation near the 49th percentile of peer group companies.

After reviewing the data and analysis contained in the Compensia report, the Committee established the Chief Executive Officer’s 2008 performance-based cash bonus program. The Compensia report concluded that the Chief Executive Officer’s total cash compensation was below the 50th percentile of the Chief Executive Officers within the comparative framework. Based upon the Committee’s review, the target bonus opportunity for Mr. Farley was increased from 60% to 65%, with a maximum bonus for overachievement of 70%. At 100% of bonus achievement, the total cash compensation for the Chief Executive Officer is positioned at the 48th percentile to our peer group companies.

The Company and individual performance goals are believed to be achievable, yet are at a level of difficulty that does not assure the goals will be achieved and that does not encourage excessive risk taking. In general, it has been expected that target performance will be attained approximately 50% of the time.

• Executive Officer Program

For all executive officers except the Chief Executive Officer and the Vice President of U.S. Sales the 2008 performance-based cash bonuses were based primarily on the Company’s objective, measurable financial performance as a whole against minimum, target and maximum annual revenue thresholds with proration of bonus between thresholds.

•	Meeting the minimum revenue threshold* ($71,200,000) results in a bonus of 1.3% of earned salary;

•	Meeting the target revenue threshold* ($83,800,000) resulted in a bonus of 20% of earned base salary; and

•	Meeting the maximum revenue threshold* ($100,600,000-plus) resulted in a bonus of 23% of earned base salary.

In addition, other pre-established performance goals and bonus opportunities were established as follows;

•	Achieving the 3.26% adjusted operating profitability target** for the year results in a bonus of 12% of earned base salary;

•	Achieving two times the adjusted operating profitability target** (6.52%) results in an additional bonus of 2% of earned base salary;

•	Achieving defined departmental and individual goals results in a bonus of 6% of earned base salary; and

•	Achievement of two key corporate activity goals results in a bonus of 2% of earned base salary (1% each for new product development and customer satisfaction goals).

*	Excluding one-time payment of $8.7 million for pre-2008 royalties received as a part of a patent litigation settlement.

**	Operating profitability measured as: operating profit plus litigation expense divided by net revenues minus $8.7 million in non-recurring royalties.

Examples of individual objectives include on-time product launches for the VP of Marketing, research and development product goals for the Senior VP of R&D, product availability goals for the Senior VP of Manufacturing, and developing and delivering key management reports and reporting systems for the CFO.

All bonuses paid under this program will be paid annually, with the revenue-related bonuses determined quarterly and paid annually.

At target levels of performance, these performance measures were weighted as follows:

•	50% for annual revenues;

•	30% for operating profitability goals;

•	15% for defined departmental goals; and

•	5% for key corporate activity goals.

Each of the measures is separately evaluated and compensated. Failure to meet one performance measure results in no bonus payable for that individual measure, but does not result in no bonus payable for the measures that the Company did achieve.

• Vice President of US Sales Program

The 2008 bonus program for the Vice President of U.S. Sales is similar to the other executive officers, except for different amounts payable and different target amounts. The 2008 bonus will be determined and paid quarterly, except for the accomplishment of the annual revenue and profitability targets, which will be paid at year-end. The components of the 2008 program were established as follows:

•	Meeting the target U.S. revenue threshold results in a $28,000 bonus payment each quarter, with a minimum threshold of 85%, which will be increased by $700 for each 1% of revenue above target U.S. revenues and decreased by $700 for each 1% of U.S. revenue below target;

•	Meeting the annual U.S. target revenue will result in a bonus payment of $10,000;

•	Achievement of the Company’s quarterly operating profitability target results in a $7,000 bonus payment for each quarter in which a profit is projected; and

•	Achievement of two times the annual operating profitability target will result in a bonus of 2% of earned base salary.

• Chief Executive Officer Program

Under the 2008 program for the Chief Executive Officer, the 2008 performance bonus will be based primarily on the Company’s objective, measurable, financial performance as a whole against minimum, target, and maximum annual revenue thresholds with proration of bonus between thresholds, reflecting the Committee’s philosophy of pay-for-performance.

•	Meeting the minimum revenue threshold* ($71,200,000) results in a bonus of 2.1% of earned base salary;

•	Meeting the target revenue threshold* ($83,800,000) results in a bonus of 35% of earned base salary; and

•	Meeting the maximum revenue threshold* ($100,600,000-plus) results in a bonus of 38% of earned base salary.

In addition, other pre-established performance goals and bonus opportunities were established as follows:

•	Achieving the 3.26% adjusted operating profitability target** for the year results in a bonus of 20% of earned base salary;

•	Achieving two times the adjusted operating profitability target** (6.52%) results in an additional bonus of 2% of earned base salary;

•	Achieving defined departmental and individual goals results in a bonus of 6% of earned base salary; and

•	Achievement of two key corporate activity goals results in a bonus of 4% of earned base salary (2% each for new product development and customer satisfaction goals).

*	Excluding one-time payment of $8.7 million for pre-2008 royalties received as a part of a patent litigation settlement.

**	Operating profitability measured as: operating profit plus litigation expense divided by net revenues minus $8.7 million in non-recurring royalties.

Mr. Farley’s departmental and individual goals were defined as the average of all of his direct report’s achievement of their individual goals.

At target levels of performance, these performance measures were weighted as follows:

•	54% for annual revenues;

•	31% for operating profitability goals;

•	6% for defined departmental/individual goals; and

•	9% for key corporate activity goals.

Each of the measures will be separately evaluated and compensated. Failure to meet one performance measure results in no bonus payable for that individual measure, but does not preclude a bonus payment for the measures that the Company did achieve.

The Chief Executive Officer performance-based bonus paid under this program was paid annually, with the revenue-related bonuses determined quarterly and paid annually.

Determination and Payment of 2008 Performance-Based Cash Bonuses:

In January 2009, the Committee reviewed fiscal 2008 company performance and individual goal achievement, and awarded bonuses in accordance with the pre-determined performance-based cash bonus program parameters described above.

For all eligible executive officers (employed by the Company on December 31, 2008), the fiscal year 2008 performance-based cash bonus payable as a percent of base salary earned in 2008 was:

•	21.55% Achievement/overachievement for revenue goals ($92,500,000 revenue* achieved);

•	14.00% Achievement/overachievement for profitability goals (7.5% adjusted operating profitability** achieved);

•	2.00% Achievement for key corporate activity goals; and

•	5.11% Achievement (average) for defined departmental/individual goals of executive officers.

*	Excluding one-time payment of $8.7 million for pre-2008 royalties received as a part of a patent litigation settlement.

**	Operating profitability measured as: operating profit plus litigation expense divided by net revenues minus $8.7 million in non-recurring royalties.

The Vice President of US Sales for fiscal year 2008 performance-based cash bonus payable was based on the revenue and profitability achievements reported directly above:

•	$112,299 — $28,075 average quarterly bonus for achievement/overachievement of US quarterly revenue goals versus a target of $28,000;

•	$10,000 — For exceeding the annual U.S. target revenue;

•	$28,000 — $7,000 per quarter for achieving the Company’s quarterly operating profit for Q2, Q3, Q4, and annual target; and

•	2.0% Achievement of two times the annual operating profitability target.

The Chief Executive Officer fiscal year 2008 performance-based cash bonus payable was:

•	36.55% Achievement/overachievement for revenue goals ($92,500,000 revenue* achieved);

•	22.00% Achievement/overachievement for profitability goals (7.5% adjusted operating profitability** achieved);

•	4.00% Achievement for key corporate activity goals; and

•	5.30% Achievement for defined departmental/individual goals (the average achieved by his direct reports).

*	Excluding one-time payment of $8.7 million for pre-2008 royalties received as a part of a patent litigation settlement.

**	Operating profitability measured as; operating profit plus litigation expense divided by net revenues minus $8.7 million in non-recurring royalties.

Actual performance-based cash bonus payments were paid as listed in the following table:

Named Executive Officer	Title	2008 Cash Bonus
Brian E. Farley	President and Chief Executive Officer	$285,012
Peter Osborne	Chief Financial Officer, VP, and Treasurer	$114,123
Kirti Kamdar	Senior Vice President, Research & Development	$109,024
Mohan Sancheti	Senior Vice President, Manufacturing	$93,529
Mark Saxton	Vice President of U.S. Sales	$154,091

Long-Term Incentive Compensation

The primary purpose of our long-term incentive compensation program (equity grants) is to encourage and facilitate personal stock ownership by the officers to strengthen their personal commitment to the Company and provide a longer-term perspective as they fulfill their managerial responsibilities. This component of an officer’s compensation directly links the officers’ interests with those of our other stockholders. The long-term incentives encourage management to focus not only on our annual operating revenues and profits, but also on maintaining appropriate levels of risk when working on the Company’s long-term strategic planning.

The Committee and management regularly review the Company’s long-term equity strategy to assess its appropriateness. As a result of changes to the accounting treatment of equity compensation, the Committee began to reduce our use of stock options in favor of restricted stock units, both time-based and contingent performance-based.

In 2008, the Committee decided to limit the use of stock options with employees to employment offers to executive officers or vice presidents, and to fully implement the strategy of increasing the use of time-based restricted stock units and contingent performance restricted stock units during their annual review of executive compensation. This was done to address retention concerns and to appropriately reward important contributions made by the NEOs to enhance company performance and shareholder value.

In determining the 2008 equity grants for executives, the Committee considered the following factors:

•	each individual officer’s job scope, responsibilities, experience, and background;

•	retention objectives and retention power of unvested equity;

•	total potential ownership levels;

•	criticality to the organization;

•	unique skills;

•	individual performance and contributions to the company;

•	demand in the labor market;

•	long-term succession plans/development plans;

•	overall Company strategic and operational performance;

•	relative levels of equity incentives among the officers;

•	recommendations from the Chief Executive Officer (for all NEO’s apart from himself);

•	Chief Executive Officer’s performance evaluation and Board feedback; and

•	market competitive data (i.e., peer group) analysis developed by Compensia.

At the March 3, 2008 meeting, the Committee granted the following long-term incentive compensation instruments to NEOs and other officers:

Time Based Restricted Stock Units.

•	Restricted stock units that vest at a rate of 25% per year, subject to continued employment.

In deciding time-based restricted stock unit grants, the Committee believes that meaningful equity opportunities should be provided to those executives most responsible for driving results. Actual awards reflect consideration by the Committee of the factors listed above.

Contingent Performance Based Restricted Stock Units.

Contingent performance-based restricted stock units that vest as follows:

•	Contingent performance-based restricted stock units will vest if the Committee determines that the Company has met certain predetermined Company financial targets from the approved 2008 Annual Operating Plan relating to worldwide revenue and operating profitability during 2008;

•	If the Company achieves the predetermined targets, then the restricted stock unit awards will vest 25% on January 1, 2009, with an additional 25% vesting in equal amounts each January 1 for the next three years such that all awards will be 100% vested on January 1, 2012;

•	All contingent performance based grants will be measured against the above two goals; and

•	Vesting of all equity incentive grants is subject to continued employment.

In setting contingent performance-based equity goals, the Committee considers the probability of attainment of the various performance measures. The performance goals are set to be achievable, yet are at a level of difficulty which does not assure that the goals will be met, if market conditions are as anticipated. In general, it is expected that target performance will be attained approximately 50% of the time.

The blend of time based and contingent performance based RSUs approximates the 67th percentile of our peer companies. The equity grants approved by the Committee are set out in the table below:

	Number of Shares
	of Common Stock	Number of	Number of
	Underlying Incentive	Restricted	Performance Based
Executive Officer	Stock Option	Stock Units	Restricted Stock Units

Brian E. Farley	—	15,000	35,000
Peter Osborne(1)	60,000	22,000	10,000
Kirti Kamdar	—	—	6,000
Mohan Sancheti	—	7,000	6,000
Mark Saxton	—	5,000	6,000

(1)	The grants include those authorized by the Committee for Mr. Osborne’s employment offer. Mr. Osborne’s stock option grants were priced at the fair market value close on March 3, 2008, $18.80.

On June 13, 2008, the Committee discussed the patent litigation against AngioDynamics, Diomed, and Vascular Solutions, and the excellent results achieved for the Company as a consequence of the royalty settlement that was reached. The Committee determined that special grants of RSUs were appropriate for both Mr. Osborne and Mr. Farley in recognition of their excellent leadership in the process. The Committee granted Mr. Osborne 6,000 time-based RSUs and granted Mr. Farley 15,000 time-based RSUs on August 1, 2008 (the first day after the trading window reopened).

At its meeting on January 29, 2009, the Committee determined that the Named Executive Officers had met the performance criteria (revenue and operating profitability targets from the 2008 Annual Operating Plan) for vesting of contingent performance-based restricted stock unit awards made by the Committee on March 3, 2008.

Accordingly, the performance-based restricted stock units vested 25% as of January 1, 2009, with an additional 25% vesting each January 1 for the next three years subject to continued employment.

The Company has not adopted stock ownership requirements for its executive officers.

Other Elements of Compensation and Perquisites

There are no other elements of compensation or perquisites that are offered to the executive officers that are not a broad-based benefit offered to all U.S. employees.

Severance Benefits

The Company adopted the VNUS Severance Plan for Management and Key Employees, to provide benefits if such employees are terminated without cause or if they terminate employment for good reason within a specified period of time following a change of control of the Company. We provide these benefits to remain competitive, to retain executives, to focus executives on shareholder interests when considering strategic alternatives, and to provide income protection in the event of an involuntary loss of employment.

In March 2009, the Board of Directors approved an amendment and restatement of the severance plan to increase the payments due to the Chief Executive Officer of the Company upon a qualifying termination (i) within the first year following a change of control, from 100% to 200% of base salary and bonus and (ii) between one and two years following a change of control, from 67% to 100% of base salary and bonus. The Board of Directors believes this amendment was required to remain competitive with our peer group when taking the above factors into consideration. For a more detailed discussion of the severance plan, please refer to the discussion under “Employment Contracts, Termination of Employment and Change in Control Agreements” below.

Policies with Respect to Equity Compensation Awards

The Company evaluates the allocation of equity incentive awards among stock option grants, restricted stock unit grants and other long-term incentive awards available under the Company’s Amended and Restated 2000 Equity Incentive Plan by reference to the peer group discussed above. The Company grants or vests all equity incentive awards, including stock options and restricted stock units, based on the fair market value on the date of grant, or vests restricted stock awards based on the fair market value as of the vesting date. The Company does not have a policy or practice of granting stock options at other than the fair market value. The exercise price for stock option grants is determined by the fair market value of the closing price per share, as reported by Nasdaq, on the date of the grant of such award.

In 2006, the Committee adopted the practice that equity incentive grants to the NEOs and other executive officers will be made at meetings held during an open trading window. In the case of incentive grants to executive officers made in conjunction with the officers’ annual performance review, such grants are made following the end of the fiscal year and following the earnings release for the applicable year end. The Company also may make grants of equity at other times during the fiscal year, as it determines is in the best interests of the Company, and in connection with the hiring of new executive officers. Notwithstanding the foregoing, the Company does not make grants of equity-based compensation to executive officers when employee-shareholders are otherwise prohibited from trading in the Company’s securities in accordance with the Company’s Code of Conduct and Insider Trading Policies, otherwise known as the “blackout period.” Equity incentive awards, including stock options and restricted stock units, to non-officer employees generally are made in connection with hire, performance review and promotion. Such awards to non-officer employees are made by a Committee of the Board of Directors, pursuant to a delegation of authority from the Committee, with Mr. Farley serving as the sole member of the Committee. In 2006, the Committee adopted a practice for the awarding of equity incentives by the Committee, with the Committee making such grants on the first trading day of each month for employees with a triggering event (e.g., hire, promotion, or special recognition award) during the previous month.

Policy on Deductibility of Named Executive Officer Compensation

A goal of the Committee is to comply with the requirements of Internal Revenue Code Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) limits the tax deductibility by us of annual compensation in excess of $1,000,000 paid to our Chief Executive Officer and any of our three other most highly compensated executive officers, other than our Chief Financial Officer. However, performance-based compensation that has been approved by our stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals and the committee of our board of directors that establishes such goals consists only of “outside directors.” All members of the Committee qualify as outside directors.

The Committee considers the anticipated tax treatment to us and our executive officers when reviewing executive compensation and our compensation programs. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights or termination of employment. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the Committee’s control, also can affect the deductibility of compensation.

While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Committee’s overall compensation philosophy and objectives. The Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. From time to time, the Committee may award compensation to our executive officers which is not fully deductible if it determines that such award is consistent with its philosophy and is in our and our stockholders’ best interests.

For 2008, all stock options, as well as restricted stock units having performance-based vesting were intended to comply with Section 162(m) “performance-based” rules.

* * * * *

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2008

The following table sets forth certain information regarding compensation earned for services rendered in all capacities for the fiscal year ended December 31, 2008 by the Named Executive Officers who were serving as executive officers at the end of fiscal year 2008.

					Non-Equity
					Incentive
			RSU	Option	Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	$(7)	$(1)	$(1)	$	$(2)		$

Brian E. Farley	2008	$423,302	506,971	78,875	285,012	18,966		$1,313,126
President and CEO	2007	$369,540	182,848	151,780	212,196	8,031		$924,395
	2006	$340,260	21,682	333,145	46,309	1,291		$742,687
Peter Osborne	2008	$262,051	143,311	145,860	114,123	2,084		$667,429
CFO, VP of Finance and	2007	$—	—	—	—	138,125	(3)	$138,125
Administration and Treasurer	2006	$—	—	—	—	—		$—
Kirti Kamdar(4)	2008	$255,324	94,975	137,817	109,024	46,481		$643,621
Senior VP of Research	2007	$15,244	5,397	10,543	5,494	5,874		$42,552
and Development	2006	$—	—	—	—	—		$—
Mohan Sancheti(5)	2008	$224,397	113,019	64,342	93,529	17,886		$513,173
Senior VP of Manufacturing	2007	$180,200	57,161	63,889	61,455	3,432		$366,137
	2006	$112,625	18,451	41,537	10,418	212		$183,243
Mark Saxton(6)	2008	$197,825	119,784	24,353	154,091	28,198		$524,250
VP, U.S. Sales	2007	$185,769	61,367	17,094	154,464	14,555		$433,249
	2006	$—	—	—	—	—		$—

(1)	The amounts in this column are calculated using the same valuation methodology the Company uses for financial reporting purposes in accordance with SFAS No. 123(R). The impact of estimated forfeitures related to service-based vesting is not included in this calculation, in accordance with SEC rules. As a result, these amounts do not reflect the amount of compensation actually received by the named executive officer during the fiscal year. For a description of the assumptions used in calculating the fair value of equity awards under SFAS No. 123 (R), see Note 8 of the Company’s financial statements in the Company’s Form 10-K for the year ended December 31, 2008.

(2)	Under SEC Rules, companies are required to identify by type all perquisites and other personal benefits for a ‘named executive officer’ if the total value for that individual equals or exceeds $10,000, and to report and quantify each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount for that individual.

		401(k)	Insurance	Car	Relocation
		Match	Premiums, Net	Allowance	Payments	Other	Total

Brian Farley	2008	$2,500	14,885	—	—	1,581	$18,966
Kirti Kamdar	2008	$—	11,039	—	34,581	861	$46,481
Mohan Sancheti	2008	$2,500	14,649	—	—	737	$17,886
Mark Saxton	2008	$2,500	15,856	9,360	—	482	$28,198
Mark Saxton	2007	$5,288	—	8,775	—	492	$14,555

(3)	“All Other Compensation” amount relates to earnings Mr. Osborne received while working as a consultant for the Company during 2007.

(4)	Mr. Kamdar joined the Company as Senior Vice President, Research and Development effective December 2007. The salary and bonus numbers are pro-rated for one month of service.

(5)	Mr. Sancheti joined the Company as Vice President, Manufacturing effective April 2006.

(6)	Mr. Saxton was not an executive officer of the Company during 2006.

(7)	Salary amounts in addition to regular pay may include amounts for paid time off purchased by the Company from the executive.

Grants of Plan-Based Awards in Fiscal Year 2008

The following table provides information on grants of plan-based awards, including non-equity incentive plan awards, stock options and other equity grants, made in fiscal year 2008 to the Named Executive Officers. The exercise price per share for the options identified in the table was the fair market value of the underlying Common Stock on the date such option was granted. No stock appreciation rights were granted during fiscal year 2008 to the Named Executive Officers.

							Estimated			Exercise
							Possible	All Other	All Other	or Base
							Payouts	Stock	Option	Price
							Under	Awards:	Awards:	Per Share	Grant Date
							Equity	Number of	Number of	of Option	Fair Value
			Estimated Possible Payouts Under Non				Incentive	Shares of	Securities	Awards	of Stock
	Grant	Approval	Equity Incentive Plan Awards $(2)				Plan	Stock or	Underlying	on Grant	and Option
Name	Date	Date	Threshold	Target	Maximum		Awards #(1)	Units #	Options #	Date $(3)	Awards $(4)

Brian E. Farley			$9,856	$273,780	$294,840
	3/3/2008	1/29/2009					35,000				$658,000
	3/3/2008	3/3/2008						15,000			$282,000
	8/1/2008	6/13/2008						15,000			$302,850
Peter Osborne			$3,752	$112,000	$126,000
	3/3/2008	1/29/2009					10,000				$188,000
	3/3/2008	3/3/2008						2,000			$37,600
	3/3/2008	3/3/2008						20,000			$376,000
	8/1/2008	6/13/2008						6,000			$121,140
	3/3/2008	3/3/2008							60,000	$18.80	$703,308
Kurti Kamdar			$3,417	$102,000	$114,750
	3/3/2008	1/29/2009					6,000				$112,800
Mohan Sancheti			$3,018	$90,094	$101,355
	3/3/2008	1/29/2009					6,000				$112,800
	3/3/2008	3/3/2008						7,000			$131,600
Mark Saxton			$72,800	$150,000		(5)
	3/3/2008	1/29/2009					6,000				$112,800
	3/3/2008	3/3/2008						5,000			$94,000

(1)	The Compensation Committee during their meeting on March 3, 2008 approved the vesting of the equity awards for the named executive officers. The vesting of each award was contingent on the Company meeting its 2008 worldwide revenue and profitability goals. These awards were either achieved or not achieved. There was no threshold, target, or maximum amounts associated with these equity incentive plan awards. See compensation discussion and analysis above for further discussion regarding these equity incentive awards.

(2)	Actual 2008 Executive Bonus Plan payouts are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The maximum dollar value above is the greatest payout which can be made if the pre-established maximum performance level is met or exceeded.

(3)	The exercise or base price for all stock and option awards is equal to the closing market price per share of the Company’s Common Stock on the date of grant.

(4)	Values expressed were determined in accordance with SFAS No. 123(R) utilizing the assumptions discussed in Note 8, “Share Based Compensation,” in the notes to consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

(5)	The overachievement bonus does not have a cap.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table shows the outstanding equity awards to the Company’s Named Executive Officers at fiscal year end.

		Option Awards					Stock Awards
												Equity
										Equity		Incentive
										Incentive		Plan Awards:
										Plan Awards:		Market or
									Market	Number of		Payout Value
		Number of	Number of				Number of		Value of	Unearned		of Unearned
		Securities	Securities		Option		Shares or		Shares or	Shares, Units		Shares, Units
		Underlying	Underlying		Exercise		Units of		Units of	or Other		or Other
		Unexercised	Unexercised		Price	Option	Stock That		Stock That	Rights That		Rights That
	Grant	Options	Options		Per	Expiration	Have Not		Have Not	Have Not		Have Not
Name	Date	Exercisable #	Unexercisable #		Share	Date	Vested #		Vested(1)	Vested #(2)		Vested #(1)

Brian E. Farley	2/13/2007	5,347	6,320	(3)	$9.29	2/12/2017
	1/25/2006	12,031	4,469	(3)	$8.47	1/24/2016
	3/22/2005	93,750	6,250	(3)	$10.86	3/21/2015
	1/23/2004	66,666			$3.00	1/22/2014
	1/13/2003	66,666			$1.50	1/12/2013
	1/25/2002	33,333			$1.50	1/24/2012
	8/21/2001	26,666			$1.50	8/20/2011
	7/26/2001	8,893			$1.50	7/25/2011
	1/24/2001	13,333			$7.14	1/23/2011
	1/25/2006						5,500	(5)	$89,210
	2/13/2007						5,775	(6)	$93,671
	5/18/2007						5,000	(6)	$81,100
	3/3/2008						15,000	(6)	$243,300
	8/1/2008						15,000	(6)	$243,300
	2/13/2007									22,500	(7)	$364,950
	3/3/2008									35,000	(7)	$567,700

Total		326,685	17,039				46,275		$750,581	57,500		$932,650

Peter Osborne	3/3/2008		60,000	(4)	$18.80	3/2/2018
	3/3/2008									10,000	(7)	$162,200
	3/3/2008						2,000	(6)	$32,440
	3/3/2008						20,000	(6)	$324,400
	8/1/2008						4,500	(8)	$72,990

Total		—	60,000				26,500		$429,830	10,000		$162,200

Kirti Kamdar	12/3/2007	15,000	45,000	(9)	$14.08	12/3/2017
	12/3/2007						15,000	(8)	$243,300
	3/3/2008									6,000	(7)	$97,320

Total		15,000	45,000				15,000		$243,300	6,000		$97,320

Mohan Sancheti	2/13/2007	1,069	1,264	(3)	$9.29	2/12/2017
	4/24/2006	21,333	16,667	(4)	$7.16	4/23/2016
	2/13/2007						375	(10)	$6,083
	2/13/2007						1,155	(6)	$18,734
	2/13/2007						7,500	(6)	$121,650
	2/13/2007									7,500	(7)	$121,650
	3/3/2008						7,000	(6)	$113,540
	3/3/2008									6,000	(7)	$97,230

Total		22,402	17,931				16,030		$260,007	13,500		$218,880

Mark Saxton	2/28/2005	62	42	(3)	$12.00	2/27/2015
	5/12/2005	9,728			$11.18	5/11/2015
	11/1/2006	781	719	(3)	$6.96	10/31/2016
	5/18/2007	4,167	5,833	(3)	$12.21	5/17/2017
	11/14/2005						4,000	(6)	$64,880
	11/1/2006						550	(6)	$8,921
	5/18/2007						3,000	(11)	$48,660
	5/18/2007									5,625	(7)	$91,238
	3/3/2008									6,000	(7)	$97,320
	3/3/2008						5,000	(6)	$81,100

Total		14,738	6,594				12,550		$203,561	11,625		$188,558

(1)	The market value was calculated based on the closing market price per share of the Company’s Common Stock on the last trading day of 2008, $16.22 per share.

(2)	The number of performance units disclosed is based on target performance goals that were achieved.

(3)	The options vest monthly over 48 months beginning on the grant date.

(4)	The shares vest 25% after the first year from the date of grant, and the remaining shares vest monthly over the remaining 36 month period.

(5)	The shares vested 25% on October 6, 2007; 25% on April 6, 2008; 25% on October 6, 2008; and 25% on April 6, 2009.

(6)	The shares vest 25% per year beginning one year from the date of grant.

(7)	Vesting is 25% per year and starts in January following the grant date and continues each January for a total of four years.

(8)	Shares vest 25% per year beginning on the date of grant date.

(9)	The shares vest 25% on the date of grant, and the remaining shares vest monthly over the remaining 36 month period.

(10)	The shares vested 50% on March 1, 2007; 25% on March 1, 2008; and 25% on March 1, 2009.

(11)	Shares vest 25% per year on April 2nd beginning on April 2, 2008.

Option Exercises and Stock Vested in Fiscal Year 2008

The following table sets forth certain information with respect to the Named Executive Officers concerning exercise of stock options and vesting of stock during the fiscal year ended December 31, 2008. No stock appreciation rights were held by the Named Executive Officers at any time during 2008.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares	Value
	Acquired	Value Realized	Acquired	Realized
Name	on Exercise	on Exercise(1)	on Vesting(2)	on Vesting

Brian E. Farley	—	$—	22,175	$351,803
Peter Osborne	—	$—	1,500	$30,285
Kirti Kamdar	—	$—	5,000	$73,000
Mohan Sancheti	12,000	$136,855	7,010	$109,311
Mark Saxton	8,000	$125,030	7,150	$109,737

(1)	The value realized by the Named Executive Officer was calculated based on the difference between the closing market price per share of the Company’s Common Stock on the date of exercise and the applicable exercise price.

(2)	This represents the gross number of shares acquired. The gross number does not reflect any shares traded to satisfy payroll taxes owed.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND
CHANGE IN CONTROL AGREEMENTS

In May 2001, the Board of Directors adopted the VNUS Severance Plan for Management and Key Employees. This plan was amended in October 2005. This plan was further amended in October 2008, to satisfy the requirements of Section 409A of the Internal Revenue Code. In March 2009, the Board of Directors approved an amendment and restatement of the severance plan to increase the payments due to the Chief Executive Officer of the Company upon a qualifying termination (i) within the first year following a change of control, from 100% to 200% of base salary and bonus and (ii) between one and two years following a change of control, from 67% to 100% of base salary and bonus. The Board of Directors believes this amendment was required to remain competitive with our peer group when taking the above factors into consideration. The Termination or Change in Control Tables shown below contains figures payable for fiscal year 2008 and does not reflect the amendment to the Chief Executive Officer’s payout effective 2009 as described above.

Pursuant to the plan in effect in 2008, as amended, certain employees, including the Named Executive Officers and other vice presidents and managers, are entitled to receive specified benefits if they are terminated without cause or if they terminate their employment for good reason within two years following a change of control of

VNUS Medical Technologies. The terms “cause,” “good reason” and “change of control” are defined below. Benefits under the plan include:

•	full vesting and immediate exercisability of all stock options held by the employee;

•	full vesting of all restricted stock units held by the employee;

•	immediate lapsing of any repurchase rights relating to shares of the Company’s stock held by the employee;

•	continuation of all life, medical, dental, vision and disability insurance benefits for a period ranging from a minimum of three months (for managers that are terminated between one and two years following a change of control) to a maximum of one year (for the Chief Executive Officer, Chief Financial Officer and vice presidents that are terminated within one year following a change of control);

•	for termination within one year following a change of control, a lump-sum severance payment ranging from 33% of base salary and bonus for managers to 100% of base salary and bonus for the vice presidents and the Chief Executive Officer; and

•	for termination between one and two years following a change of control, a lump-sum severance payment ranging from 25% of base salary and bonus for managers to 67% of base salary and bonus for the vice presidents and the Chief Executive Officer.

A “change of control” will generally be triggered under the change of control agreements upon:

•	the acquisition by a person or entity of 50% or more of either the Company’s then outstanding shares or the combined voting power of the Company’s then outstanding securities;

•	a change in the composition of the majority of our Board of Directors without the approval of the existing Board;

•	a merger of the Company (other than a merger following which our securities represent at least 50% of the combined voting power of the securities of the surviving entity); or

•	the approval of our shareholders of a plan of complete liquidation or dissolution of the Company or if there is a sale by us of all or substantially all of our assets.

We will generally have “cause” under the change of control agreements to terminate an executive upon:

•	the willful and deliberate failure by the executive to perform substantially the duties and responsibilities of the executive’s position;

•	the conviction of the executive for a felony or other crime involving moral turpitude; or

•	willful misconduct by the executive which is demonstrably injurious to us or our reputation.

Under the change of control agreements, “good reason” includes:

•	removal of duties customarily assigned to a person with executive’s title or a substantial adverse alteration in the nature or status of such duties, provided that such a change will not be deemed to have occurred simply by virtue of a change of control, the fact that we become a subsidiary of another entity or our status changing from publicly-traded to privately-held;

•	a reduction in the executive’s base salary;

•	our failure to continue to provide certain compensation and benefits; and

•	a requirement that the executive’s principal place of employment be located greater than 25 miles from where the executive’s principal place of employment was located immediately prior to the change in control.

The VNUS Severance Plan for Management and Key Employees is Exhibit 10.6 to our Annual Report on Form 10-K filed on March 16, 2009.

The following tables show the potential payments and benefits from the plan in effect during fiscal year 2008 that would be provided to the Named Executive Officers in the event of a termination of employment without cause or in the event that the employee terminates employment for good reason following a change of control:

Termination or Change in Control Payments
Termination Within One Year After Change in Control

					Accelerated
	Lump Sum	Lump Sum		Accelerated	Vesting of
	Severance	Severance	Continuation	Vesting of	Restricted
	Salary	Bonus	of Health	Stock Options	Stock Units
Name	Payment(1)	Payment(2)	Benefits(3)	Granted(4)	Granted(5)	Total

Brian E. Farley	$421,200	273,780	17,210	111,932	1,683,231	$2,507,353
Peter Osborne(6)	$280,000	112,000	735	—	592,030	$984,765
Kirti Kamdar	$255,000	102,000	12,179	96,300	340,620	$806,099
Mohan Sancheti	$225,200	90,094	16,974	159,763	478,978	$971,009
Mark Saxton	$187,300	150,000	18,182	30,226	392,119	$777,827

Termination or Change in Control Payments
Termination Between One and Two Years After Change in Control

					Accelerated
	Lump Sum	Lump Sum		Accelerated	Vesting of
	Severance	Severance	Continuation	Vesting of	Restricted
	Salary	Bonus	of Health	Stock Options	Stock Units
Name	Payment(7)	Payment(8)	Benefits(9)	Granted(4)	Granted(5)	Total

Brian E. Farley	$282,204	183,433	11,472	111,932	1,683,231	$2,272,272
Peter Osborne(6)	$187,600	75,040	535	—	592,030	$855,205
Kirti Kamdar	$170,850	68,340	8,120	96,300	340,620	$419,932
Mohan Sancheti	$150,884	60,367	11,320	159,763	478,978	$739,574
Mark Saxton	$125,491	100,366	12,121	30,226	392,119	$554,663

(1)	Salary is based on a maximum of 100% of 2008 base salary.

(2)	Bonus payment is based on a maximum of 100% achievement of target revenue and performance criteria.

(3)	Benefits are paid for one (1) year minus employee contribution.

(4)	Calculated as the intrinsic value per option, multiplied by the number of options that become immediately vested upon a change in control. The intrinsic value per option is calculated as the excess of the closing market price on the NASDAQ Stock Market on December 31, 2008 over the exercise price of the option.

(5)	Calculated as the intrinsic value per restricted stock unit, multiplied by the number of restricted stock units that become immediately vested upon a change in control. The intrinsic value per restricted stock unit is the closing market price on the NASDAQ Stock Market on December 31, 2008, which was $16.22 per share.

(6)	At year end Mr. Osborne’s options had a strike price that exceeded $16.22.

(7)	Salary is based on a maximum of 67% of 2008 base salary.

(8)	Bonus payment is based on a maximum of 67% achievement of target revenue and performance criteria.

(9)	Benefits are paid for eight (8) months.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification Arrangements

Pursuant to our charter and bylaws, we are obligated, to the maximum extent permitted by Delaware law, to indemnify each of our directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any action, suit or proceeding, arising by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another enterprise. Our charter and bylaws provide that the Company shall advance payment of expenses incurred by an officer or director who may be entitled to indemnification in defending an action, suit or proceeding for which indemnification may be required. Our charter and bylaws permit us to purchase and maintain insurance on behalf of a person who is or was a director or officer of the Company or, at our request, served in such a capacity or as an employee or agent of another enterprise. We have entered into indemnity agreements with our directors and officers. The indemnity agreements generally provide for the indemnification of the indemnitee and for advancement and reimbursement of reasonable expenses (subject to limited exceptions) incurred in various legal proceedings in which the indemnitee may be involved by reason of his or her service as an officer or director.

Procedures for Approval of Related Person Transactions

As provided by the Company’s Audit Committee Charter and in accordance with the Company’s Corporate Governance Guidelines, the Audit Committee of the Board of Directors reviews all related party transactions and potential conflict of interest situations on an ongoing basis, and such transactions must be approved by the Audit Committee. The Company’s Corporate Governance Guidelines provide that existing related party transactions are reviewed on an ongoing basis, but not less than annually, with the goals of ensuring that such transactions are being pursued in accordance with all of the understandings and commitments made at the time they were previously approved, ensuring that payments being made with respect to such transactions are appropriately reviewed and documented and reaffirming the continuing desirability of and need for each related party arrangement. Newly proposed related party transactions are reviewed by independent directors, who have the authority to hire and consult with outside financial, legal and other advisors as they deem appropriate in their evaluation of any such proposed transactions. The information provided to the directors reviewing a transaction must be sufficiently comprehensive so that directors can reach informed decisions about related party transactions.

EQUITY COMPENSATION PLANS

The following table sets forth, for each of our equity-based compensation plans, the number of shares of our Common Stock subject to outstanding options and rights, the weighted-average exercise price of outstanding options and the number of shares remaining available for future award grants as of December 31, 2008.

Equity Compensation Plan Information

Number of
	Number of		Securities
	Securities to be		Remaining
	Issued upon	Weighted-Average	Available for
	Exercise of	Exercise Price of	Future Issuance
	Outstanding	Outstanding	under Equity
Plan Category	Options and Rights	Options and Rights	Compensation Plans

Equity compensation plans approved by stockholders	1,803,572	$6.15	1,552,459
Equity compensation plans not approved by stockholders	—	—	—

Notwithstanding anything to the contrary set forth in our previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following reports will not be incorporated by reference into any such filings, nor will they be deemed to be soliciting material or deemed filed with the SEC under the Securities Act or under the Exchange Act.

The information contained in the following Report of the Compensation Committee and Report of the Audit Committee are not considered proxy solicitation materials and are not deemed filed with the SEC. Notwithstanding anything to the contrary set forth in any of the Company’s filings made under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate by reference filings made by the Company under those statutes, the Report of the Compensation Committee and Report of the Audit Committee shall not be incorporated by reference into any prior filings or into any future filings made by the Company under those statutes, except to the extent we specifically incorporate them by reference.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

Submitted by the Compensation Committee of the Board of Directors:

W. James Fitzsimmons
Michael J. Coyle
Edward W. Unkart

Date: April 17, 2009

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee oversees our independent registered public accounting firm and assists the Board of Directors in fulfilling its oversight responsibilities on matters relating to the integrity of our financial statements and financial reporting, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and our financial management personnel. Our management is responsible for:

•	the preparation, presentation and integrity of our financial statements;

•	establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(f));

•	evaluating the effectiveness of disclosure controls and procedures; and

•	evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2008 with Company management and PricewaterhouseCoopers LLP, our independent registered public accounting firm. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable Auditing Standards as periodically amended. This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee. The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and the Audit Committee and the independent auditors have discussed the auditors’ independence from the Company and its management, including the matters in those written disclosures.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC. Previously, the Audit Committee approved the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008.

The Audit Committee and the Board of Directors have also recommended, subject to stockholder approval, the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year 2009.

Submitted by the Audit Committee of the Board of Directors:

Edward W. Unkart
Lori M. Robson, Ph.D.
Gregory T. Schiffman

Date: April 17, 2009

FEES BILLED TO REGISTRANT BY PRICEWATERHOUSECOOPERS LLP

The following table summarizes the aggregate fees billed to us for professional services rendered by PricewaterhouseCoopers LLP for the audit of our financial statements for fiscal years 2008 and 2007 respectively, and fees billed for other services rendered by PricewaterhouseCoopers LLP:

Fee Category	2008	2007

Audit Fees(a)	$951,330	$889,438
Audit-Related Fees	—	—
Tax Fees(b)		4,700
All Other Fees	6,600	6,600

Total	$957,930	$900,738

(a)	Fees for audit services billed in 2008 and 2007 consisted of:

•	Integrated audit of our 2007 and 2008 annual financial statements and of its internal control over financial reporting; and

•	Consents and other services related to SEC matters.

(b)	Fees for tax services billed in 2007 consisted of tax compliance and advice. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute and obtain government approval for amounts to be included in tax filings and consisted of federal, state and local income tax return assistance.

In considering the nature of the services provided by the independent registered public accounting firm, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent registered public accounting firm and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy

The Audit Committee is responsible for reviewing the terms of the proposed engagement of the independent registered public accounting firm for audit or permissible non-audit services and for pre-approving all such engagements. The Audit Committee may delegate authority to one member of the Audit Committee to provide such pre-approvals, provided that such person will be required, for informational purposes only, to report all such approvals to the full Audit Committee at its next scheduled meeting. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee or its delegate. In providing any pre-approval, the Audit Committee considers whether the services to be approved are consistent with the SEC’s rules on auditor independence. In fiscal years 2007 and 2008, all of the Audit Fees and Audit-Related Fees paid to our independent registered public accounting firm were pre-approved by the Audit Committee pursuant to our policy.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The firm of PricewaterhouseCoopers LLP, our independent registered public accounting firm for the year ended December 31, 2008, was selected by the Audit Committee to act in the same capacity for the year ending December 31, 2009. PricewaterhouseCoopers LLP was initially engaged by us on January 7, 2003. In deciding to select PricewaterhouseCoopers LLP as our independent registered public accounting firm, the Audit Committee received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee discussed the independence of PricewaterhouseCoopers LLP with that firm. Based on such review and discussions, the Audit Committee concluded that neither the firm nor any of its members has any relationship with us or any of our affiliates except in the firm’s capacity as our independent registered public accounting firm.

Although ratification by stockholders is not a prerequisite to the ability of the Audit Committee to select PricewaterhouseCoopers LLP as our independent registered public accounting firm, we believe such ratification to be desirable. Accordingly, we are requesting that stockholders ratify, confirm and approve the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm to conduct the annual audit of the consolidated financial statements of VNUS Medical Technologies, Inc. and its subsidiaries for the year ended December 31, 2009. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee; however, the Audit Committee may select PricewaterhouseCoopers LLP notwithstanding the failure of the stockholders to ratify its selection. The Audit Committee believes ratification is advisable and in the best interests of the stockholders. If the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee will continue to conduct an ongoing review of PricewaterhouseCoopers LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace PricewaterhouseCoopers LLP at any time.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting and will have the opportunity to make statements if they so desire and respond to appropriate questions from the stockholders.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. UNLESS YOU INDICATE OTHERWISE, YOUR PROXY WILL BE VOTED “FOR” RATIFICATION.

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

It is currently contemplated that our 2010 annual meeting of stockholders will be held on or about May 20, 2010. In the event that a stockholder desires to have a proposal considered for presentation at the 2010 annual meeting of stockholders and included in our proxy statement and form of proxy used in connection with such meeting, the proposal must be received at our principal executive offices by December 18, 2009. Any such proposal must comply with the requirements of our Bylaws and Rule 14a-8 promulgated under the Exchange Act.

If a stockholder, rather than including a proposal in our proxy statement as discussed above, commences his or her own proxy solicitation for the 2010 annual meeting of stockholders or seeks to nominate a candidate for election or propose business for consideration at such meeting, we must receive notice of such proposal or nomination no later than 90 days or no earlier than 120 days before May 20, 2010 (i.e., the 1-year anniversary of the Meeting) (provided, however, that in the event that the date of the 2010 annual meeting of stockholders is more than 30 days before or more than 70 days after May 20, 2010, the notice must be delivered to us no earlier than 120 days prior to the 2010 annual meeting of stockholders and no later than the later of (i) 90 days before the 2010 annual meeting of stockholders or (ii) 10 days following the day the 2010 annual meeting of stockholders is first announced by us). If the notice is not received by such date, it will be considered untimely under our Bylaws, and we will have discretionary voting authority under proxies solicited for the 2010 annual meeting of stockholders with respect to such proposal, if presented at the meeting. All notices must comply with the requirements of our Bylaws.

Proposals and notices should be directed to the attention of the Senior Director of Human Resources and Interim Secretary, VNUS Medical Technologies, Inc., 5799 Fontanoso Way, San Jose, California, 95138.

ANNUAL REPORT

A copy of our 2008 Annual Report on Form 10-K which includes the financial statements, but excludes Form 10-K exhibits, is being mailed to each stockholder of record as of April 6, 2009, together with all the proxy materials. Copies of our 2008 Annual Report on Form 10-K are available free of charge on our website at www.vnus.com, or you may request a copy free of charge by writing to VNUS Medical Technologies, Inc., at 5799 Fontanoso Way, San Jose, California, 95138, or by calling Investor Relations at (925) 938-2678.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other matters that may be presented for consideration at the Meeting. However, if any other matter is presented properly for consideration and action at the Meeting, or any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holder.

By Order of the Board of Directors,

Cindee Van Vleck
Interim Secretary and
Senior Director of Human Resources

April 17, 2009

Mark, sign and date your
proxy card and return it in
the postage-prepaid envelope
provided or return to VNUS
Medical Technologies, Inc.,
c/o Computershare,
1745 Gardena Avenue,
Glendale, California
91204.

▼ DETACH PROXY CARD HERE ▼
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
VNUS MEDICAL TECHNOLOGIES, INC.

The Board of Directors recommends a vote FOR Items 1 and 2.
1.	Nominees for Director:

Lori M. Robson, Ph.D.	☐FOR	☐WITHHOLD
Gregory T. Schiffman	☐FOR	☐WITHHOLD

2.	Ratification of Appointment of Independent Registered Public Accounting Firm.
☐ FOR ☐ AGAINST ☐ ABSTAIN
Unless otherwise specified, this proxy will be voted FOR the listed nominees for director and FOR ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of VNUS Medical Technologies, Inc.
Please sign exactly as the name or names appear in this proxy. If the stock is issued in the name of two or more persons, all of them should sign this proxy. A proxy executed by a corporation should be signed in its name by an authorized officer. Executors, administrators and trustees so indicate when signing.

Dated:		, 2009

Signature

Signature (Joint Owners)
I/We do ☐ do not ☐expect to attend this meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE CORRECTIONS ON THE MAILING LABEL.	☐

PROXY
VNUS MEDICAL TECHNOLOGIES, INC.
Annual Meeting of Stockholders — May 20, 2009
This Proxy is solicited on behalf of the Board of Directors
The undersigned appoints Mohan Sancheti as proxy for the undersigned, with full power of substitution, to represent and to vote all the stock of the undersigned on the following matters as described in the Proxy Statement accompanying the Notice of Annual Meeting, receipt of which is hereby acknowledged, and according to the proxy holder’s discretion, on all matters that may be properly presented for action at the Annual Meeting of Stockholders of VNUS Medical Technologies, Inc. to be held on Wednesday, May 20, 2009 and at any adjournment(s) or postponement(s) thereof. If properly executed, this proxy shall be voted in accordance with the instructions given. To the extent no directions are given on a proposal, the proxy holder will vote FOR the nominees listed on the reverse side of this proxy and FOR ratification of the appointment of the independent registered public accounting firm and, in the discretion of the proxy holder, on other matters that may properly be presented at the Meeting. The undersigned may revoke this proxy at any time prior to its exercise or may attend the Meeting and vote in person.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
ENCLOSED POSTAGE-PREPAID ENVELOPE.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE